   As filed with the Securities and Exchange Commission on October 20, 1999
                                                      Registration No. 333-83761
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                     _____________________________________

                       PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                   FORM S-1


                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                     _____________________________________

                              HEALTHEXTRAS, INC.
  (Exact Name of Registrant as Specified in its Certificate of Incorporation)

             Delaware                                          8999                                 52-2181356
   (State or Other Jurisdiction                   (Primary Standard Industrial       (I.R.S. Employer Identification Number)
of Incorporation or Organization)                  Classification Code Number)

                    2275 Research Boulevard, Seventh Floor
                          Rockville, Maryland  20850
                                (301) 548-2900
              (Address, including Zip Code, and Telephone Number,
       including Area Code, of Registrant's Principle Executive Offices)


                                 David T. Blair
                            Chief Executive Officer
                               HealthExtras, Inc.
                     2275 Research Boulevard, Seventh Floor
                           Rockville, Maryland  20850
                                 (301) 548-2900

           (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                  __________________________________________
                                  Copies to:

      Douglas P. Faucette, Esq.                 Donald J. Murray, Esq.
      Thomas J. Haggerty, Esq.                   Dewey Ballantine LLP
   Muldoon, Murphy & Faucette LLP             1301 Avenue of the Americas
     5101 Wisconsin Avenue, N.W.               New York, New York  10019
       Washington, D.C.  20016                      (212) 259-8000
            (202) 362-0840

                  __________________________________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                  __________________________________________

                        Calculation of Registration Fee


                                                                    Maximum          Maximum
                                                                   Aggregate        Aggregate        Amount of
           Title of Each Class of               Amount to be       Offering      Offering Price     Registration
        Securities To Be Registered            Registered (1)        Price           (1)(2)           Fee (3)
-----------------------------------------------------------------------------------------------------------------
Common Stock,  $.01 par value                   6,325,000           $16.40       $103,730,000          $28,837
----------------------------------------------------------------------------------------------------------------

(1) Includes shares to be sold upon exercise of the underwriters' overallotment option. See "Underwriting."
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of Regulation C under the Securities Act of 1933, as amended.
(3) A registration fee of $28,912 was previously paid.

                ______________________________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS        Subject to completion, dated October 20, 1999

--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


5,500,000 Shares
[LOGO OF HEALTHEXTRAS APPEARS HERE]

Common Stock
--------------------------------------------------------------------------------

  We are offering 5,500,000 shares of our common stock.

  This is an initial public offering of common stock. HealthExtras, Inc. currently expects the initial public offering price to be between $10.00 and $12.00 per share. The common stock has not been previously traded. We have applied for our common stock to be quoted on the Nasdaq National Market under the symbol "HLEX."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                            Per Share  Total
------------------------------------------------------------
Public offering price                            $       $
------------------------------------------------------------
Underwriting discount                            $       $
------------------------------------------------------------
Proceeds, before expenses, to HealthExtras       $       $
------------------------------------------------------------

  The underwriters may purchase up to 825,000 additional shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

  The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
                    , 1999.

Warburg Dillon Read LLC

              PaineWebber Incorporated

                                   Prudential Vector Healthcare

                                  a unit of Prudential Securities

                                                       SG Cowen
___________________________________________________________________

                          Description of Graphics

                 [Description of page folded under cover page]

Additional Financial Security is only HealthExtras.com away.

                    [Head Shot Photo of Christopher Reeve]

"In an instant your life can change...mine did." Christopher Reeve

             [Description of Pullout Page from bottom of page and
                        then clockwise around the page]

HealthExtras Market 50 Million Visa and MasterCard Households

          [Arrow icon leading to a chart on a computer screen showing
       4 pages from HealthExtras' website, http://www.healthextras.com]

                   [Red Star] Customize your Benefit Program

               [Arrow icon leading to a map of the United States]

                     Receive Discounts on Medical Services

                          [Map of the United States]

National network of 2,500 hospitals and 150,000 MD's

             [Arrow icon stating you are covered leading to a box]

                                     [box]

                              HealthExtras [logo]

                        Health and Disability Programs

                                  [red star]
                             National TV and Radio

                [Arrow leading to photo television screen with
                     Christopher Reeve and an interviewer]

                            Stimulating & Marketing

                          [Arrow leading to red star]

            AOL, Yahoo!, drkoop.com, Excite and DoubleClick Banners

                     [Arrow leading to four colored boxes]

             [box with Citibank logo, photo of Christopher Reeve]

Coverage is just healthextras.com away.

                                   First USA
                                AT&T Universal
                                  First Union

                              [HealthExtras Logo]

                             www.healthextras.com

--------------------------------------------------------------------------------


  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to sell and seeking offers to buy shares of HealthExtras, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the HealthExtras, Inc. common stock.

  Through and including      , 1999 (the 25th day after commencement of the
offering) all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


TABLE OF CONTENTS

Prospectus Summary...................   1
The Offering.........................   2
Summary Financial Data...............   3
Risk Factors.........................   4
Special Note Regarding Forward-
 looking Statements..................  10
HealthExtras.........................  11
Use of Proceeds......................  11
Dividend Policy......................  11
Capitalization.......................  12
Dilution.............................  13
Selected Financial Data..............  14
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  15

Business.............................   18
Regulation...........................   25
Management...........................   27
Certain Transactions.................   33
Principal Stockholders...............   37
Description of Capital Stock.........   38
Shares Eligible for Future Sale......   42
Underwriting.........................   43
Legal Matters........................   44
Experts..............................   44
Where You Can Find More Information..   44
Index to Consolidated Financial
 Statements..........................  F-1

                               Prospectus Summary

 . This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under "Risk Factors" beginning on page 4 and the financial statements beginning on page F-1, before making an investment decision.

 . Our business, as described in this prospectus, is currently operated through HealthExtras, LLC, a Delaware limited liability company. Prior to the completion of this offering, our business operations will be transferred to HealthExtras, Inc., a Delaware corporation and the issuer of the stock being sold in this offering.

OUR BUSINESS

  HealthExtras intends to be the leading Internet-based source for supplemental health and disability benefit programs. We design and develop membership programs which are marketed directly to consumers over the Internet at our website, www.healthextras.com. At our website, customers can enroll as members of HealthExtras and tailor their benefit packages to best suit their needs and circumstances. By joining HealthExtras, members can address critical gaps in their insurance protection. Those gaps have traditionally not been addressed by insurance protection promoted by agents or brokers due to the low price point of that protection and the high costs associated with that distribution channel. We believe we are the first company to develop Internet-based membership programs incorporating supplemental health and disability benefits. We have contracted with insurance companies to underwrite the insurance components of our programs. As a result, we do not assume any insurance underwriting risk. The features of membership include health related services that can be utilized in the absence of a qualifying disability or medical condition. All of the insurance and other service features included in our membership programs are supplied by outside vendors. Since launching our programs in January 1999, through June 30, 1999, we have enrolled over 45,000 program members.

OUR MARKET

  According to Forrester Research, a leading e-commerce and technology research firm, Internet-influenced sales of insurance will grow from $1.5 billion in 1998 to $11.0 billion in 2003. In addition, Booz, Allen & Hamilton, Inc. has estimated that the cost of distribution of insurance products over the Internet can be as much as 71% less than the distribution costs of products through traditional brokers and agents. We believe the information-based nature of our membership features, combined with the broad reach and cost of distribution advantages of the Internet, creates a significant opportunity for us to market our relatively low-priced programs.

BUSINESS STRATEGY

  Our strategy is to:

  . Become the leading online source for supplemental health and disability benefit programs;

  . Promote HealthExtras as the national brand for supplemental health and disability benefits;

  . Develop strategic marketing relationships with selected Internet portals, insurance-related websites and other websites with attractive demographic profiles; and

  . Continue to develop innovative membership features providing health and disability services responsive to consumer needs.

STRATEGIC RELATIONSHIPS

  In order to implement our strategy, we have established certain strategic relationships, which include:

  . Christopher Reeve. We have entered into an exclusive agreement with Christopher Reeve for him to assist HealthExtras in developing products and making consumers aware of various catastrophic events that could threaten their families' security. Mr. Reeve appears in television, radio and print ads to promote HealthExtras and our website.

      Christopher Reeve joined the HealthExtras team after he experienced one of the problems that our programs are designed to address.
      Specifically, when Mr. Reeve experienced his tragic accident, he believed he had comprehensive group health insurance coverage.
      Unfortunately, as with the majority of group health plans, there was a lifetime "cap" in his primary policy -- which he exceeded in twenty months -- leaving him with major ongoing medical expenses.

  . Internet Relationships. We have established relationships with selected
    Internet content sites, electronic commerce sites and Internet portals. These relationships drive traffic to our website and increase our brand name recognition.

  . Major Financial Institutions. We have established strategic marketing relationships with six of the nation's largest VISA and Mastercard issuing banks for access to their credit card and other customers. These banks are assisting us in establishing brand name recognition with their installed base of customers, which we estimate represents more than 50 million households. Most of our program enrollments to date were generated by mailings to customers of these financial institutions.

  . Insurance Underwriter. We have entered into an arrangement with Reliance
    National Insurance Company to provide the catastrophic disability, excess medical and organ transplant coverage included in our programs; another insurance company provides the out of area coverage. HealthExtras does not assume any underwriting risk.

  . National Provider Network. Our arrangement with United Payors & United
    Providers, Inc. enables us to offer our program members access to the price concessions for medical services available through the United Payors & United Providers network of health care providers. This network consists of over 2,500 hospitals and 150,000 physicians throughout the United States.

HOW TO CONTACT US

  Our corporate headquarters and business address is 2275 Research Boulevard, 7th Floor, Rockville, Maryland 20850 and our telephone number is 301-548-2900 and our website address is www.healthextras.com. HealthExtras and the HealthExtras logo are our service marks. All brand names and trademarks appearing in this prospectus are the property of their respective holders.

THE OFFERING

 Common stock offered by HealthExtras, Inc.......... 5,500,000 shares
 Common stock to be outstanding after the offering.. 27,600,000 shares (1)
 Use of Proceeds.................................... For the repayment of approximately $3.8 million
                                                     of indebtedness to
                                                     affiliates, and general
                                                     corporate purposes,
                                                     including selling,
                                                     marketing and brand
                                                     promotion expenditures,
                                                     repayment of debt, and for
                                                     working capital purposes.
 Risk Factors....................................... For a discussion of certain risks you should
                                                     consider before investing
                                                     in HealthExtras, Inc.
                                                     common stock, see "Risk
                                                     Factors."
 Proposed Nasdaq National Market symbol............. HLEX

Unless otherwise indicated, all information in this prospectus assumes that the underwriters' over-allotment option will not be exercised.

------
(1) Excludes options to purchase 3,615,000 shares of our common stock, exercisable at 120% of the public offering price, which are to be granted to officers and employees of and consultants to HealthExtras prior to the completion of this offering, and 413,333 shares of common stock issuable upon the vesting of rights to shares, which rights commence vesting in February 2000.

                             Summary Financial Data
                     (In thousands, except per share data)

                               For the Period
                                October 23,        For the
                               1996 (date of     Year Ended      For the Six Months
                               inception) to    December 31,       Ended June 30,
                                December 31,   ----------------  --------------------
                                    1996        1997     1998      1998       1999
                               --------------  -------  -------  ---------  ---------
Statement of Operations Data:
-----------------------------                                        (unaudited)
Income Statement Data:
Revenue.................              $    --  $    --  $    --  $      --  $   1,021
Total operating
  expenses..............                  956    4,686    6,533      5,293      4,682
Operating loss..........                 (956)  (4,686)  (6,533)    (5,293)    (3,661)
Net loss................                 (960)  (4,653)  (6,644)    (5,315)    (3,850)
Comprehensive loss......                 (962)  (4,582)  (6,102)    (5,038)    (4,063)
Pro Forma Data: (/1/)
Pro forma basic and
  diluted net loss per
  share.................              $ (0.05) $ (0.26) $ (0.38) $   (0.30) $   (0.21)
Pro forma weighted
  average shares
  outstanding...........               17,680   17,680   17,680     17,680     18,535

                                                        June 30, 1999
                                               --------------------------------
                                               Pro Forma(/1/) As Adjusted (/2/)
                                               -------------- -----------------
Balance Sheet Data:
-------------------                                      (unaudited)
Cash and cash equivalents.....................         $5,221           $57,152
Total assets..................................          8,109            60,040
Total liabilities.............................          7,933             4,199
Total stockholders' equity....................            176            55,841

------
(1) Reflects the formation of HealthExtras, Inc. and the reorganization as discussed in "Certain Transactions--Reorganizations," as if those events had taken place at the beginning of the period; except that no pro forma effect is given to the investment by Capital Z Healthcare Holding Corp. in HealthExtras prior to May 27, 1999.
(2) Reflects the pro forma adjustments described in note (1) above and the sale of the shares of common stock offered hereby, at an assumed public offering price of $11.00 per share, and the receipt and application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                  Risk Factors
--------------------------------------------------------------------------------

  You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, operating results and financial condition and could result in a complete loss of your investment. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also harm our business, operating results and financial condition in the future.

RISKS RELATED TO OUR BUSINESS

Because we have a limited operating history, our business prospects are subject to a great deal of uncertainty

  While our product development efforts have been ongoing for the past two years, we only began revenue generating activities in January 1999. This limited history of operating our business means that you have little basis on which to evaluate us and our prospects and that our business prospects are subject to a great deal of uncertainty and risks.

We have not been profitable and may not become profitable in the future

  We incurred operating losses of approximately $4.7 million in 1997, $6.5 million in 1998 and $3.7 million for the six months ended June 30, 1999, and at June 30, 1999, we had an accumulated deficit of $16.1 million. Because we plan to continue to significantly increase our operating expenses in an attempt to increase our member base, we will need to generate significantly higher revenues to achieve profitability. Even if we achieve profitability, we may not be able to maintain profitability in the future. In addition, as our business model evolves, we expect to introduce a number of new products and services that may or may not be profitable for us.

Our future profitability is dependent, to a significant extent, upon increased consumer demand for additional products, which we are in the process of developing or may develop in the future

  Most of our revenue currently is derived from members purchasing membership programs which include disability benefits. We believe our future profitability is dependent upon achieving substantial increases in sales of our programs, including those providing excess health insurance coverage and other benefits we are developing or may develop in the future. To the extent these products include insurance features they generally will require regulatory approvals. If we do not achieve these increased sales, we may never achieve profitability.

If the sale of our membership programs over the Internet does not achieve widespread consumer acceptance, we may never achieve profitability

  To date, we primarily have promoted our membership programs through mailings to credit card or other customers of banks. However, we intend to significantly increase the distribution of our programs over the Internet. Thus, our future profitability is dependent in large part on our ability to achieve widespread consumer acceptance of purchasing our programs over the Internet. The development of an online market for programs, such as those we offer, has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. Therefore, there is significant uncertainty with respect to the viability and growth potential of this market. Our future growth, if any, will depend on, among other things, the following critical factors:

  . the growth of the Internet as a commerce medium generally, and as a market for consumer financial and insurance products and services specifically;

  . success in persuading consumers to purchase their own supplemental health and disability benefits, rather than, or in addition to, group insurance offered through their employer;

  . success in cost-effectively marketing our programs to a sufficiently large number of consumers;

  . our ability to fulfill coverage requests on an efficient and timely basis;
    and

  . assuring consumers that the benefits in our programs purchased online are reliable.

  There can be no assurance that an online market for our programs will develop or that consumers will significantly increase their use of the Internet for obtaining products such as ours. If an online market for these products fails to develop, or develops more slowly than we expect, or if our programs do not achieve widespread market acceptance, the prospects for our achieving profitable operations will be significantly reduced.

If we lose one or more of our marketing relationships, our access to potential customers would decline and sales and revenues would suffer

  A substantial majority of all of our programs sold to date have been through mailings sent by banks to their credit card and other customers. If we lose one or more of our marketing relationships with credit card issuers and are unable to replace those relationships with other marketing outlets, our access to potential customers would decline and sales and revenues would suffer.

If we are not able to achieve a high level of brand recognition and consumer demand for our programs, we will not achieve the level of revenues we need to be profitable

  There are a growing number of websites that offer consumers access to information regarding insurance coverage alternatives and product pricing. Our programs may be considered to compete with these and other distribution channels for insurance products. We believe that broader recognition of the HealthExtras brand and increased consumer demand for our programs are essential to our future success. To attempt to achieve that recognition and demand, we intend to continue to pursue an aggressive brand-enhancement strategy consisting of our traditional print advertising, as well as national radio and television advertising, online marketing and promotional efforts. This effort will require significantly greater expenditures than we have been able to make to date. If these expenditures do not result in a sufficient increase in revenues, we will not achieve profitability. In addition, we may expand our programs to include additional types of insurance and services. A portion of any increased selling and marketing expenditures could be used to promote these new programs. We have no assurance that there will be any market acceptance for new programs. Failure to generate sufficient revenues to cover the related expenditures of new products would reduce our chances to become profitable.

The loss of our relationship with Christopher Reeve to promote our programs could significantly impair our brand recognition and, thus, our ability to sell our programs

  Our agreement for Christopher Reeve to promote our programs currently expires in July 2002. The loss of the Christopher Reeve identification with our programs, upon termination of our contract or otherwise, could significantly reduce our ability to sell our programs.

If we lose our relationships with our benefit providers, we could have difficulty meeting demand for our products

  Supplemental health and disability insurance are key components of our programs. These insurance coverages are provided by Reliance National Insurance Company. Our contract with Reliance National expires in February 2002 and can be terminated by Reliance National prior to expiration if, among other things, we breach the contract or are the subject of regulatory action or excessive consumer complaints. In addition, Reliance National could decide to stop issuing insurance for our programs at any time. If Reliance National suspended or terminated our contract with them, or stopped issuing policies, we would not be able to offer our programs for sale until we obtained another insurance company to provide the insurance coverage. Any other insurance company would have to obtain regulatory approval in the various states for those insurance products. This could require an extended period of time.

  We are also dependent on the other providers of benefits included in our programs. These benefits are provided pursuant to arrangements that may be terminated on relatively short notice. If we lose these relationships and are unable to replace them quickly and cost effectively, we would not be able to satisfy consumer demand for our programs.

We may experience significant fluctuations in our quarterly results of operations which will make it difficult for investors to make reliable period-to-period comparisons and may contribute to volatility in our stock price

  Our quarterly expenses have fluctuated significantly in the past, and we expect our quarterly revenues and expenses to continue to fluctuate significantly in the future. The causes for fluctuations could include, among other factors:

  . changes in acceptance levels for our benefit program by consumers;

  . our levels of marketing expenditures;

  . renewal rate experience for our benefit programs;

  . the initiation of new or increased distribution methods, services and products by our competitors;

  . price competition by insurance companies in their sale of insurance products; and

  . the level of Internet use to purchase insurance or similar type products.

  We believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and not good indicators of our future performance. Due to the above-mentioned and other factors, it is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely decrease.

If we do not manage our growth effectively we will not be able to operate profitably

  We only began offering our programs this year, and we have been expanding our operations rapidly. Our growth strategy, if successful, will result in further expansion. We can achieve profitable operation, however, only if we are able to manage our growth effectively. Our growth in operations has placed significant demands on our management and other resources, which is likely to continue. To continue and manage our growth, it is important for us to retain our existing management and to attract, hire and retain additional highly skilled and motivated officers, managers and employees and improve existing systems and/or implement new systems for:

  . transaction processing;

  . operational and financial management; and

  . training, integrating and managing our growing employee base.

  We may not be successful in managing or expanding our operations or maintaining adequate management, financial and operating systems and controls.

If the providers of the benefits included in our programs fail to provide those benefits, we could become subject to liability claims by our program members

  We arrange for the provision by others of the benefits included in our member programs. If the firms with which we have contracted to provide those benefits fail to provide them as required, or are negligent or otherwise culpable in providing them, we could become involved in any resulting claim or litigation.

Competition could hinder our ability to build our membership base and prevent us from achieving profitable operations

  The markets for the benefit products and services we offer are intensely competitive and characterized by changing technology, evolving regulatory requirements and changing consumer demands. If we are not able to compete in those markets and under those circumstances, our ability to build our membership base would be hindered and we would not be able to achieve profitable operations. We compete with both traditional insurance distributions channels, including insurance agents and brokers, new non-traditional channels such as commercial banks and savings and loan associations, and a growing number of distributors.

  We also potentially face competition from a number of large online services that have expertise in developing online commerce and in facilitating a high volume of Internet traffic. Other large companies with strong brand recognition, technical expertise and experience in online commerce and direct marketing also could seek to compete in the online market for insurance and similar products. Any of these firms could seek to compete against us through traditional channels or by copying our products or business model.

  There can be no assurance that we will be able to compete successfully with any of these current or potential competitors.

RISKS RELATED TO REGULATION

If we fail to assure that all of the various and complex laws and regulations governing benefits in our programs are satisfied, we could be subject to fines, additional licensing requirements or the inability to market our programs in particular jurisdictions

  Complex laws, rules and regulations of each of the 50 states and the District of Columbia pertaining to insurance impose strict and substantial requirements on insurance coverage sold to consumers and businesses. Compliance with these laws, rules and regulations can be arduous and imposes significant costs. The underwriter of the insurance benefits included in HealthExtras programs is responsible for obtaining and maintaining regulatory approvals for those benefits. If the appropriate regulatory approvals for the insurance benefits included in our programs are not maintained, we would have to stop including those benefits. An independent insurance agency is responsible for the solicitation of insurance benefits involved in HealthExtras programs. Each jurisdiction's insurance regulator typically has the power, among other things, to:

  . administer and enforce the laws and promulgate rules and regulations applicable to insurance, including the quotation of insurance premiums;

  . approve policy forms and regulate premium rates;

  . regulate how, by which personnel and under what circumstances, an insurance premium can be quoted and published; and

  . regulate the solicitation of insurance and license insurance companies, agents and brokers who solicit insurance.

  State insurance laws and regulations are complex and broad in scope and are subject to periodic modification as well as differing interpretations. There can be no assurance that insurance regulatory authorities in one or more states will not determine that the nature of our business requires us to be licensed under applicable insurance laws. A determination to that effect or that we or our business partners are not in compliance with applicable regulations could result in fines, additional licensing requirements or inability to market our programs in particular jurisdictions. Such penalties could significantly increase our general operating expenses and harm our business. In addition, even if the allegations in any regulatory or legal action against us turn out to be false, negative publicity relating to any such allegation could result in a loss of consumer confidence and significant damage to our brand. We believe that because many consumers and insurance companies are not yet comfortable with the concept of purchasing insurance online, the publicity relating to any such regulatory or legal issues could significantly reduce sales of our programs.

Regulation of the sale of insurance over the Internet and of electronic commerce generally is unsettled, and future laws, regulations and interpretations could hinder our ability to offer our programs over the Internet

  The distribution of our programs including an insurance component over the Internet subjects us to additional risk as most insurance laws and regulations have not been modified to clarify or amend their application to Internet transactions. Currently, many state insurance regulators and legislators are exploring the need for specific regulation of insurance sales over the Internet. Such regulation could dampen the growth of the Internet as a means of providing insurance services. Moreover, the application of laws governing general commerce on the Internet remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing insurance, intellectual property, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws and regulations that may impose additional burdens on companies conducting business over the Internet. Any new laws or regulations or new interpretations of existing laws or regulations relating to the Internet could hinder our ability to offer our programs over the Internet.

We could be subject to legal liability based upon the information on our website

  Our members may rely upon the information published on our website regarding insurance coverage, exclusions, limitations and ratings, and the other services we provide. To the extent that the information we provide is not accurate, we could be liable for damages. These types of claims could be time-consuming and expensive to defend, divert management's attention, and could cause consumers to lose confidence in our service. As a result, these types of claims, whether or not successful, could harm our business.

RISKS RELATED TO THE INTERNET AND ELECTRONIC COMMERCE

If we experience failures of, or capacity constraints in, our systems or the systems of third parties on which we rely, sales of our programs likely would be reduced and our reputation could be damaged

  We use both internally developed and third-party systems to operate the Internet aspects of our business. If the number of users of our service increases substantially, we will need to significantly expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our service has experienced periodic system interruptions, and it is likely that these interruptions will continue to occur from time to time. Additionally, our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, acts of vandalism and similar events. We may not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption in service or decreases the responsiveness of our service would impair our revenue-generating capabilities, and could damage our reputation and our brand name.

If we fail to adapt to rapid technological change, our ability to compete will be significantly impeded

  Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. Our future success will depend, in part, on our ability to adapt to rapidly changing technologies by continually improving the features and reliability of our service. We may experience difficulties that could delay or prevent the successful introduction or marketing of new products and services. In addition, new enhancements must meet the requirements of our current and prospective subscribers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures or adapt our technology to respond to these changes.

If we or our vendors experience Year 2000 problems, our ability to sell and service our programs would be disrupted

  The uncertainty posed by year 2000 issues could adversely affect our business in a number of significant ways. Although we believe that our internally developed systems and technology are year 2000 ready, our information technology system nevertheless could be substantially impaired or cease to operate due to year 2000 problems. Additionally, we rely on information technology supplied by third parties. Year 2000 problems that any third parties or we experience would disrupt our ability to sell and service our programs. Additionally, the Internet could face serious disruptions arising from year 2000 problems.

If we are unable to safeguard the security and privacy of our program members' information, our reputation would be damaged and we could be subject to litigation and liability

  A significant barrier to electronic commerce and online communications has been the need for secure transmission of confidential information over the Internet. Our ability to secure the transmission of confidential information over the Internet is essential in maintaining consumer confidence in our service. In addition, because we handle confidential and sensitive information about our program members, any security breaches would damage our reputation and could expose us to litigation and liability. We cannot guarantee that our systems will prevent security breaches.

If the Internet does not continue to function to provide broad scale and dependable service as a transaction medium, we might not be able to achieve the substantial increases in sales of our programs which we believe are necessary to achieve profitability

  Our success will depend upon the maintenance of the Internet's infrastructure and its ability to cope with its significant growth and increased traffic. This will require a reliable network with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services. Users of the Internet have experienced a variety of outages and other delays as a result of damage to portions of their infrastructure or that of their service providers, and we could face such outages and delays in the future. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may require us to incur substantial compliance costs.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

Because our shares have not been publicly traded before this offering, the public offering price may not accurately reflect the trading price of our stock, and our stock price may be volatile

  Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering. Although the public offering price will be negotiated between the underwriters and us based on several factors, the market price after the offering may vary from the public offering price.

  The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations. Recently, the stock market has experienced significant price and volume fluctuations, and the market prices of securities of Internet-related companies in particular have been highly volatile. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock. In addition, the market prices for stocks of Internet-related companies, particularly following an initial public offering, have been known to reach levels that bear no relationship to the operating performance of such companies. Such market prices generally are not sustainable and are subject to wide variations. If our common stock trades to such levels following this offering, it likely will thereafter experience a material decline.

  In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs, divert management's attention and resources, and harm our financial condition and results of operations.

Future sales of our common stock may cause our stock price to decline

  Future sales of our common stock, or the availability of our common stock for sale, may cause our stock price to decline. After this offering, we will have 27,600,000 shares of common stock outstanding. The federal securities laws impose restrictions on the ability of stockholders who acquired their shares prior to this offering to resell their shares. Also, our directors, officers and all of our current stockholders have agreed, subject to certain limited exceptions, not to sell their shares for a period of 180 days after the date of this prospectus. After these restrictions lapse, the holders of these restricted shares may choose to sell some or all of their holdings. In addition, holders of substantially all of our shares of common stock outstanding prior to this offering have registration rights with respect to such shares.

Our existing shareholders will own a substantial majority of our stock and will continue to control us after this offering; their interests may not be the same as that of our public stockholders

  Following this offering, Highland Investments, LLC and Health Partners will control 80.1% of our outstanding common stock. For information regarding the control of Highland Investments and Health Partners, see "Principal Stockholders." As a result, if these stockholders act together, they will be able to take any of the following actions without the approval of our public stockholders:

  . elect our directors;

  . amend certain provisions of our charter;

  . approve a merger, sale of assets or other major corporate transaction;

  . defeat any takeover attempt, even if it would be beneficial to our public stockholders; and

  . otherwise control the outcome of all matters submitted for a stockholder vote.

  This control could discourage others from initiating a merger, takeover or another change of control transaction that could be beneficial to our public stockholders. As a result, the market price of our common stock could be harmed.

  In addition, Principal Mutual controls a large insurance company. Our business operations could conflict or compete with the business operations of Principal Mutual and its affliates. Thus, Principal Mutual could have an incentive to act contrary to the best interests of our stockholders.

Our charter documents and Delaware law contain provisions that may discourage takeover attempts which could preclude our stockholders from receiving a change of control premium

  Our Certificate of Incorporation, Bylaws and Delaware law will contain anti-takeover provisions that could have the effect of delaying or preventing changes in control that a stockholder may consider favorable. The provisions in our charter documents include the following:

  . a classified board of directors with staggered three-year terms;

  . the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval; and

  . advance notice procedures for nominating candidates to our board of directors.

  The foregoing could have the effect of delaying, deferring or preventing a change in control, discourage bids for our common stock at a premium over the market price, or harm the market price of, and the voting and other rights of the holders of, our common stock. We also are subject to certain Delaware laws that could have similar effects. One of these laws prohibits us from engaging in a business combination with any significant stockholder for a period of three years from the date the person became a significant stockholder unless certain conditions are met.

If we do not successfully employ the proceeds of this offering in a manner which promotes a significant increase in revenues, we may not achieve profitability

  We will retain broad discretion as to the allocation of the proceeds of this offering, and we may not be able to use or invest these proceeds to yield a significant return. As of the date of this prospectus, we intend to use a significant portion of the proceeds from this offering for expansion of our selling and marketing efforts. There can be no assurance that these efforts will be successful.

You will experience immediate and substantial dilution

  The public offering price is expected to be substantially higher than the net tangible book value of each outstanding share of common stock. If you purchase common stock in this offering, you will suffer immediate and substantial dilution. The dilution will be $9.05 per share in the net tangible book value of the common stock, assuming a public offering price of $11.00 per share.

Because a portion of the proceeds of this offering will benefit affiliates of ours, there will be less funds available to expand our sales and marketing efforts.

  Proceeds of this offering will be used to repay approximately $1.3 million of non-interest bearing debt owed to Thomas L. Blair, our Chairman, and to repay outstanding borrowings under a $3 million line of credit from a bank, which line of credit is guaranteed by United Payors & United Providers. Thomas L. Blair is Chairman of the Board of Directors and a significant stockholder of United Payors & United Providers. The Bank intends to release United Payors & United Providers as a guarantor of that line of credit upon our receipt of the proceeds of this offering and payment to them of outstanding borrowings.

               Special Note Regarding Forward-looking Statements
--------------------------------------------------------------------------------

  This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

  Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "intends," "continue" or the negative of such terms or other comparable terminology.

  These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                  HealthExtras
--------------------------------------------------------------------------------

  Our business, as described in this prospectus, is currently operated through HealthExtras, LLC, a Delaware limited liability company. HealthExtras, Inc. has conducted no operations to date. Prior to the completion of this offering, HealthExtras, LLC will merge into HealthExtras, Inc. Through this merger, HealthExtras, Inc. will succeed to the assets, liabilities and business operations of HealthExtras, LLC.

  HealthExtras, LLC and its predecessor companies, the first of which was organized in October 1996, were development stage enterprises. Initially, the predecessor companies sought to evaluate and develop healthcare service and product opportunities. Commencing in April 1997, the predecessor companies developed the supplemental catastrophic health benefit programs which are now offered by HealthExtras, LLC. HealthExtras, LLC began revenue-generating activities in January 1999. Therefore, it is no longer considered a development stage enterprise.

                                Use of Proceeds
--------------------------------------------------------------------------------

  We will receive net proceeds of $55.7 million from the sale, at an assumed public offering price of $11.00 per share, of the 5,500,000 shares of our common stock in this offering, after deducting estimated offering expenses of $600,000 and underwriting discounts and commissions. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of $64.1 million after deducting estimated expenses and underwriting discounts and commissions.

  In the 12 months following this offering, we intend to use approximately $25 million of the net proceeds from this offering for expansion of our selling and marketing efforts, including brand promotion. The amounts we actually expend for that purpose may vary significantly and will depend on a number of factors, including consumer response to our marketing efforts and the amount of our future revenues. In addition, we intend to repay the $1.3 million, non-interest bearing loan from Mr. Thomas L. Blair, and the $2.4 million of borrowings under the line of credit, which is guaranteed by United Payors & United Providers.

  We intend to use the remainder of the net proceeds, over time, for general corporate purposes, including working capital to fund operating losses and capital expenditures. We may also use a portion of the net proceeds currently intended for general corporate purposes to acquire or invest in complementary businesses, technologies, products or services, although no specific acquisitions or investments are planned and no portion of the net proceeds has to date been allocated for any such acquisition or investment. Pending such uses, we intend to invest the net proceeds of this offering in investment-grade, interest-bearing securities. Accordingly, we will have broad discretion in the application of the net proceeds of this offering.

                                Dividend Policy
--------------------------------------------------------------------------------

  We have never declared or paid any cash dividends on our capital stock and neither intend nor expect to pay any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business.

                                 Capitalization
--------------------------------------------------------------------------------

  The following table sets forth the capitalization, as of June 30, 1999, for HealthExtras, Inc.:

    . on an historical basis for HealthExtras, LLC;

    . on a pro forma basis giving effect to the formation of HealthExtras, Inc. and the reorganization as discussed in "Certain Transactions-- Reorganizations"; and

    . on an as adjusted basis to reflect the pro forma adjustments described above and the sale of the shares of common stock offered hereby, at an assumed public offering price of $11.00 per share after deducting the estimated offering expenses and underwriting discounts and commissions, and the receipt and application of the net proceeds therefrom as described under "Use of Proceeds."

  This information is qualified by, and should be read in conjunction with, the financial statements and related notes appearing at the end of this prospectus.

                                                   As of June 30, 1999
                                             ---------------------------------
                                             Historical Pro Forma  As Adjusted
                                             ---------- ---------  -----------
                                                      (In thousands)
Cash and cash equivalents...................     $5,221   $ 5,221      $57,152
                                                 ======   =======      =======
Borrowings under line of credit.............     $2,400   $ 2,400           --
Due to member...............................      1,334     1,334           --
                                                 ------   -------
                                                  3,734     3,734
                                                 ------   -------
Stockholders' equity:
 Preferred stock, par value $0.01 per share;
   5,000,000 shares authorized; no shares
   issued or outstanding....................         --        --           --
 Common stock, par value $0.01 per share;
   100,000,000 shares authorized; 22,100,000
   shares issued and outstanding, pro forma;
   and 27,600,000 shares issued and
   outstanding, as adjusted.................         --       221          276
 Additional paid-in capital.................         --    16,092       71,702
 Accumulated deficit........................         --   (16,107)     (16,107)
 Accumulated comprehensive income...........         --       399          399
 Deferred compensation......................         --      (429)        (429)
 Members' equity............................        176        --           --
                                                 ------   -------      -------
    Total stockholders' equity..............        176       176       55,841
                                                 ------   -------      -------
Total capitalization........................     $3,910   $ 3,910      $55,841
                                                 ======   =======      =======

                                    Dilution
--------------------------------------------------------------------------------

  Our pro forma net tangible book value (deficit), excluding deferred direct marketing and promotion expenses of $2.0 million as of June 30, 1999, was approximately $(1.8) million, or $(.08), per share. Pro forma net tangible book value per share is determined by dividing our net tangible book value by the number of shares of common stock outstanding, adjusted to give effect to the formation of HealthExtras, Inc. and the reorganization as discussed in "Certain Transactions--Reorganizations." Tangible book value is total tangible assets less total tangible liabilities. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. Giving effect to the sale of the shares of common stock being offered hereby at an assumed public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value, as of June 30, 1999, would have been approximately $53.9 million, or $1.95 per share. This represents an immediate increase in net tangible book value of $2.03 per pro forma share to existing stockholders and an immediate and substantial dilution of $9.05 per share to new investors purchasing shares at the public offering price. The following table illustrates the per share dilution:

     Assumed public offering price per share....................        $11.00
     Pro forma net tangible book value per share before the
       offering................................................. $(.08)
     Increase in net tangible book value attributable to new
       investors................................................  2.03
                                                                 -----
     Adjusted pro forma net tangible book value per share after
       offering.................................................          1.95
                                                                        ------
     Dilution in net tangible book value per share to new
       investors................................................        $ 9.05
                                                                        ======

  The following table summarizes, on a pro forma basis as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders for those shares and by investors for shares of common stock in this offering at an assumed public offering price of $11.00, before deducting the underwriting discounts and commissions and estimated offering expenses:

                            Shares Purchased   Total Consideration      Average
                             Number   Percent    Amount       Percent  Per Share
                           ---------- -------  -----------    -------  ---------
Existing stockholders..... 22,100,000    80.1% $15,000,000(1)    19.9%     $ .68
New investors.............  5,500,000    19.9   60,500,000       80.1      11.00
                           ----------   -----  -----------      -----
 Total.................... 27,600,000   100.0% $75,500,000      100.0%
                           ==========   =====  ===========      =====

(1) Reflects amounts invested in HealthExtras, LLC as of June 30, 1999 by its members.

                            Selected Financial Data
--------------------------------------------------------------------------------
                    (In thousands, except per share amounts)

  The following selected combined financial data for HealthExtras, LLC and its predecessor companies should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the audited financial statements, related notes, and other financial information beginning on page F-1. The unaudited financial information as of June 30, 1998 and 1999 and for the six month periods then ended includes, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for those periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1999, or any other future period. The historical results presented below are not necessarily indicative of the results to be expected for any future period.

                               For the Period
                                October 23,        For the                 For the
                               1996 (date of     Year Ended              Six Months
                               inception) to    December 31,           Ended June 30,
                                December 31,   ----------------  ---------------------------
                                    1996        1997     1998           1998          1999
                               --------------  -------  -------  ------------------- -------
                                                                         (Unaudited)
Statement of Operations Data:
Revenue.................              $    --  $    --  $    --             $     -- $ 1,021
Direct expenses.........                   --       --       --                   --     741
Product development and
  marketing.............                  810    3,380    4,936                4,280   3,184
General and
  administrative........                  146    1,306    1,598                1,013     757
                                      -------  -------  -------             -------- -------
Operating loss..........                 (956)  (4,686)  (6,534)             (5,293)  (3,661)
Interest income
  (expense), net........                   --     (556)    (110)                (22)    (189)
Other income (expense),
  net...................                   (5)     589       --                   --     --
                                      -------  -------  -------             -------- -------
Net loss................                 (961)  (4,653)  (6,644)             (5,315)  (3,850)
Unrealized holding gains
  (losses) on marketable
  securities arising
  during the period.....                   (1)      71      542                  276    (213)
                                      -------  -------  -------             -------- -------
Comprehensive loss......              $  (962) $(4,582) $(6,102)            $(5,039) $(4,063)
                                      =======  =======  =======             ======== =======
Pro Forma Data: (/1/)
Pro forma basic and
  diluted net loss per
  share.................              $ (.05)  $ (.26)  $ (.38)             $  (.30) $  (.21)
Pro forma average shares
  of common stock
  outstanding...........               17,680   17,680   17,680               17,680  18,535
                                        December 31,             June 30, 1999 (/1/)
                               --------------------------------  -------------------
                                    1996        1997     1998
                               --------------  -------  -------      (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............               $3,526  $ 9,651   $  220               $5,221
Total assets............                4,226   12,710    4,608                8,109
Total liabilities.......                  188    7,770    5,531                7,933
Total members' capital
 (deficit)..............                4,038    4,940     (923)                 176

(1) Reflects the formation of HealthExtras, Inc. and the reorganization as discussed in "Certain Transactions -- Reorganizations," as if those events had taken place at the beginning of the period, except that no effect is given to the investment by Capital Z Healthcare Holding Corp. in HealthExtras prior to May 27, 1999.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

OVERVIEW

  We expect to generate a significant portion of our revenue from the sale of membership programs which include supplemental health and disability benefits. While product development has been ongoing for the past two years, we only began revenue generating activities in January 1999. Prior to that time, we were a development stage enterprise, which designed and test marketed various benefit combinations. To date, we have primarily focused on the distribution of our membership programs to bank customers and building recognition of our program brand. Christopher Reeve is featured prominently in our online, television and print marketing campaigns to build brand awareness. Our intent is to effect a substantial portion of our program distributions over the Internet.

  We believe our consumer research and marketing efforts have given us valuable insight into the consumer perceptions and preferences regarding the value and limitations of prevailing insurance products. Accordingly, we believe that our programs are well positioned to address the needs of our targeted market segments. As of June 30, 1999, more than 45,000 members had purchased our programs.

  Revenue is generated by payments for program benefits. The primary determinant of HealthExtras' revenue recognition is monthly program enrollment. In general, revenue is recognized based on the number of members enrolled in each reporting period multiplied by the applicable monthly fee for their specific membership program.

  Direct expenses consist principally of bank marketing and processing fees and the cost of benefits provided to program members. Direct expenses are a function of the level of membership during the period and the specific set of program features selected by members. The coverage obligations of our benefit suppliers and the related expense are determined monthly, as are the remaining direct expenses. HealthExtras has historically maintained a prepaid expense balance with respect to the insurance features of its programs. Where amounts are prepaid, direct expense is recognized based on the actual membership levels in each program. The prepaid amount at the end of each quarter is adjusted to reflect advances and other payments made, less actual expense incurred. These deferred amounts were $879,300 and $492,935 at December 31, 1998 and June 30, 1999, respectively. Revenue from program payments received, and related direct expenses, are deferred to the extent that they are applicable to future periods or to any refund guarantee we offer for an initial 90-day period. As of June 30, 1999, initial revenue recognition was deferred for approximately 25,000 program members.

  The Company intends to enter into three-year employment agreements with five of its executive officers. The annual base salaries under these arrangements range from $120,000 to $210,000, and one executive will be entitled to a bonus equal to one percent of the Company's after-tax profits. The Company's minimum aggregate payments under these employment agreements are expected to be $837,000 annually. The annualized increase in compensation expense resulting from these agreements will be approximately $600,000 greater than historical periods.

  Our limited history makes it difficult to evaluate our business and prospects. We have incurred substantial operating losses since our inception, and we intend to incur significant marketing and brand development expenses over the next several years. We anticipate that our operating losses will continue in the near term. There can be no assurance that we will generate significant revenues or profitability in the future.

RESULTS OF OPERATIONS -- SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

  HealthExtras incurred an operating loss of $3.7 million for the six months ended June 30, 1999. Revenue of $1.0 million consisted of that portion of annual program member payments earned during the period. Cash collections for program subscriptions through June 30, 1999 totaled $2.5 million. There was no revenue in 1998.

  Operating expenses for the six months ended June 30, 1999 totaled $4.7 million. Direct expenses of $741,000 consisted of the cost of obtaining the benefits included in our programs, which for non-insurance benefits generally are based on monthly or per member fees, and marketing and other fees payable to our distribution partners. These direct expenses represented 16% of operating expenses for the six months ended June 30, 1999. For the six months ended June 30, 1999, HealthExtras incurred $3.2 million in product development and marketing expenses, or 68% of total operating expenses, $1.6 million of which was incurred for the continuing creative development of promotional and sales materials, including television and print advertisements, and $505,000 of which was product endorsement costs. Media production expenses totaled $783,000 for print advertisement production and distribution. Market research expenses were $293,000. General and administrative expenses for that period totaled $757,000 or 16% of total operating expenses. These expenses included $378,000 in salaries and benefits and $127,000 in professional services. Interest expense for that period was $213,000.

  Operating expenses for the six months ended June 30, 1998 totaled $5.3 million. For the six months ended June 30, 1998, HealthExtras incurred $4.3 million, 81% of total operating costs, in product development and marketing expenses. Product and media development expenses totaled $2.9 million. These expenses included $306,000 in costs related to the ongoing development of the HealthExtras programs, $505,000 in product endorsement costs, $631,000 in business partner marketing materials, $133,000 in test-marketing costs, and $1.4 million for expenses incurred during the creative phases of television, radio, and print advertisements. Production expenses of $924,000 for the same period included post-creative production and distribution of print advertisements, and direct distribution of television and radio promotions. Market research expenses for the period were $377,000. General and administrative expenses for that period totaled $1.0 million, or 19% of total operating expenses. These expenses included $463,000 for policy and manual development and $178,000 in salaries and benefits. Interest expense for that period was $129,000.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

  Total operating expenses for the year ended December 31, 1998 were $6.5 million compared to $4.7 million for 1997. This difference was largely attributable to a $1.6 million increase in product development and marketing expenses, reflecting the implementation of marketing agreements, initial focus groups and product evaluation. In 1997, product development and marketing expenses included $674,000 for media development and $976,000 in market research and product development consulting. Other costs for 1997 totaled approximately $1,730,000, of which $513,000 was in compensation expense, $555,000 was in travel expenses and approximately $660,000 was in other product and media development costs. In 1998, product development and marketing expenses included $1.9 million for media development, consisting of $505,000 in product endorsement costs, $631,000 in business partner marketing materials, $133,000 in test-marketing costs and approximately $650,000 in pre-production creative costs. Production-related expenses in 1998 totaled $1.6 million, of which $765,000 was in print advertisements and fulfillment materials and $835,000 was for the production of television and radio promotions. Also in 1998, $626,000 was devoted to market research and product development consulting. Additional costs of $237,000 of compensation expense, $324,000 in travel expense, and $220,000 of other costs were incurred as product development and marketing expenses. General and administrative expenses were largely unchanged from year to year. In 1997, these expenses included approximately $330,000 in compensation and $541,000 in professional and consulting fees. In 1998, these expenses included approximately $630,000 in compensation and $224,000 in professional and consulting fees. Net other income decreased from $589,000 for the year ended December 31, 1997 to a net expense of $100 for the year ended December 31, 1998. This decrease reflected a reduction in realized securities trading gains. Interest expense decreased from a net expense of $555,000 for the year ended December 31, 1997 to $110,000 for the year ended December 31, 1998, as more liquid assets were invested in interest-bearing instruments.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO PERIOD FROM INCEPTION TO DECEMBER 31, 1996

  Total operating expenses for the year ended December 31, 1997 were $4.7 million compared to $956,000 for the prior period. This was largely attributable to a $2.6 million increase in product development and marketing expenses. Product development and marketing expenses increased from $810,000 in the 1996 period to $3.4 million in 1997, reflecting the commencement of focus group, brand

--------------------------------------------------------------------------------

development and product evaluation programs. The increase in general and administrative expenses was also largely a function of 12 months of business in 1997 compared to two months in the prior period.

LIQUIDITY AND CAPITAL RESOURCES

  Our operations since inception have been funded primarily through capital investments and borrowings under our line of credit. In addition, one of our owners has advanced us, with no interest required, approximately $1.3 million. As of June 30, 1999, we had $5.2 million in cash and cash equivalents.

  Cash provided by (used in) investing activities was $700,000 for the six months ended June 30, 1999, ($1.0 million) for the year ended December 31, 1998, and ($194,000) for the period from inception through December 31, 1997, and related primarily to investments and deposits.

  Cash provided by (used in) financing activities was $5.7 million for the six months ended June 30, 1999, ($2.1 million) for the year ended December 31, 1998, and $15.2 million for the period from inception through December 31, 1997, and related primarily to capital investments in us and net borrowings from the bank credit line described below and from one of our owners.

  In addition, we have secured a line of credit in the amount of $3.0 million from a commercial bank, which extends to February 2000. As of June 30, 1999, $2.4 million had been drawn against the line. This line of credit calls for interest at the prime rate and is collateralized by substantially all of our assets.

  We currently anticipate that the net proceeds from this offering together with our available cash resources will be sufficient to meet our presently anticipated working capital, capital expenditure and business expansion requirements for approximately the next 24 months. There can be no assurance that we will not require additional capital prior to the expiration of that 24 month period. Even if such funds are not required, we may seek additional equity or debt financing. We cannot assure you that such financing will be available on acceptable terms, if at all, or that such financing will not be dilutive to our stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1998, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." We will be required to adopt SFAS No. 133 for the year ending 2001. Because we do not currently hold any derivative financial instruments and do not expect to engage in hedging activities, adoption of SFAS No. 133 is expected to have no material impact on our financial condition or results of operations.

  In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. We have adopted this statement of position for the year ending December 31, 1999. It did not have a material impact on our financial statements for the six months ended June 30, 1999.

YEAR 2000 COMPLIANCE

  Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We use internally developed software, as well as computer technology and other services provided to us by third party vendors that may fail due to the Year 2000 phenomenon. We are also dependent on telecommunications vendors to maintain our network and a third party that hosts our servers.

  Due to our recent founding, we developed our systems and technology in light of the Year 2000 problem, as opposed to many older systems designed before this problem was known. On June 15, 1999, we completed our review and testing of Year 2000 compliance for all of our internally developed software,

--------------------------------------------------------------------------------
which include substantially all of the systems for the operation of our website, customer interaction and transaction systems and our security, monitoring and back-up capabilities. Based on such testing, we believe our internally developed software and systems are Year 2000 compliant, which means that all date data will process without error, interruption or loss of functionality of any software or system due to the change in century.

  On May 31, 1999, we completed our assessment of the Year 2000 readiness of our third party supplied software and hardware, and of our vendors. During the assessment phase, we identified those vendors critical to us, and received certifications of Year 2000 compliance or a readiness disclosure statement from them. Based on the results of preliminary testing, we believe that the systems of these vendors will be Year 2000 compliant. The Year 2000 readiness of the general Internet infrastructure necessary to support our operations is difficult to assess. For example, we depend on the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our services and would have a material adverse effect on us.

  To date, we have incurred approximately $45,000 of expense relating to Year 2000 analysis, testing and remediation efforts. While there can be no guarantee, we do not anticipate any substantial expenses relating to our Year 2000 compliance.

                                    Business
--------------------------------------------------------------------------------

OVERVIEW

  HealthExtras intends to be the leading Internet-based source for supplemental health and disability benefit programs. We design and develop membership programs, which are marketed directly to consumers over the Internet at our website, www.healthextras.com. At our website, consumers can enroll as members of HealthExtras and tailor their benefit packages to best suit their needs and circumstances. By joining HealthExtras, members can address critical gaps in their insurance protection. Those gaps have traditionally not been addressed by insurance protection promoted by agents or brokers due to the low price point of that protection and the high costs associated with that distribution channel. We believe we are the first company to develop Internet-based membership programs incorporating supplemental health and disability benefits. We have contracted with insurance companies to underwrite the insurance components of our programs. As a result, we do not assume any insurance underwriting risk. The financial responsibility for the payment of claims resulting from a qualifying disability, or other event covered by the insurance features of our programs, is borne by third-party insurers. All of the insurance and service features included in our membership programs are supplied by outside vendors. Since launching our programs in January 1999, and through June 30, 1999, we have enrolled over 45,000 program members.

  The features of membership in HealthExtras include health related services that can be utilized in the absence of a qualifying disability, medical condition or organ transplant. These include unlimited access to a nurse-advice line, air-evacuation in the event of qualifying emergency while traveling and access to cost savings through the national health care provider network maintained by United Payors & United Providers. In the event of a qualifying disability, medical condition or organ transplant, HealthExtras offers consultation services to ensure that the benefits payable under the insurance features are used appropriately. Beyond these services, HealthExtras' members may select travel related protection to cover deductibles and co-insurance for medical expenses incurred while away from home.

  The Internet is an increasingly significant medium for communication, information and commerce. International Data Corporation, commonly referred to as IDC, estimates that there were 97 million Internet users worldwide at the end of 1998 and anticipates that number will grow to approximately 320 million users by the end of 2002. In addition, IDC estimates that the worldwide consumer electronic commerce market is expected to grow from approximately $11 billion in 1998 to approximately $94 billion in 2002. That growth is being driven by a number of factors, including:

  . A growing base of PCs in the home and workplace;

  . Improvements in network security, infrastructure and bandwidth;

  . Faster and less expensive Internet access;

  . Increases in the quantity and quality of content available on the Internet;

  . The overall increase in public awareness of the Internet; and

  . The convenience, timeliness and reduced costs of electronic commerce.

  Over the last few years, consumers have significantly increased their usage of the Internet and expanded the categories of products and services they purchase over the Internet. A new class of Internet-based companies has emerged to address these online opportunities. These companies are focusing on such areas as books, CDs, videocassettes, airline tickets, online stock trading and, increasingly, other consumer financial products and services.

OUR MARKET

  According to Forrester Research, a leading e-commerce and technology research firm, Internet-influenced sales of insurance will grow from $1.5 billion in 1998 to $11.0 billion in 2003. In addition, Booz, Allen & Hamilton, Inc. has estimated that the cost of distribution of insurance products over the Internet can be as much as 71% less than the distribution costs of products through traditional brokers and agents. We believe our programs are well-suited for delivery over the Internet because:

  . health and disability benefits are information-based products that need neither physical shipment nor warehousing of merchandise;

  . the cost advantages and direct contact with customers afforded by the Internet enable us to target and serve segments of the market which would not be as profitable if they had to be accessed through large sales staffs and costly local offices;

  . effective two-way communication flow via the Internet facilitates interaction with consumers and rapidly delivers feedback on consumer preferences; and

  . the Internet provides customers with convenience, privacy and control over the process of researching and pricing benefits, without the pressure of a commissioned agent.

  Further, we believe that the Internet provides us with significant opportunities in the direct marketing of our benefit programs, including the ability to:

  . evaluate and respond rapidly to consumer reactions to marketing programs and product offerings;

  . target the most attractive customer segments and customize advertising to them across different websites; and

  . provide customers flexibility to customize benefit programs.

  The market of supplemental health and disability insurance is large and continues to grow. We believe that the demand for supplemental insurance products will grow and be driven by:

  . significant growth in Internet commerce, through which more consumers will have access to alternatives to traditional insurance products and distribution channels;

  . a growing awareness by consumers of their financial exposure to catastrophic events, due to limitations in their insurance coverage; and

  . the growth in elective employee benefit plans which incorporate a variety of insurance options.

THE HEALTHEXTRAS OPPORTUNITY

  Many individuals and families are financially exposed to the costs of catastrophic injuries and illnesses. According to Employee Benefit Research Institute, more than 60% of insured Americans are covered by policies that limit overall lifetime health benefits to $1.0 million or less. In addition, according to Employee Benefit Research Institute, fewer than half of American workers covered by group health insurance are covered by disability policies. Most disability insurance is limited to short-term income replacement and does not address longer-term financial security. Thus, individuals covered by employer-sponsored health plans frequently have a significant amount of their net worth exposed to loss through catastrophic illness or injury. In addition, many uninsured Americans lack an effective means of accessing catastrophic coverage because the comparatively low premiums associated with those products make their commission yield unattractive to agents and brokers. As a result, these products often are not actively marketed.

  In response to these market opportunities, HealthExtras began to develop membership program descriptions including coverage features, health services, levels of benefits, exclusions and age parameters. HealthExtras sought out insurers and reinsurers to underwrite specific features intended to be included in its membership program. At its own expense, HealthExtras had group policies filed in all fifty states and has continued to monitor progress and respond to changes requested in the regulatory process. HealthExtras also established the qualification provisions that allow cardholders of our participating financial institutions to be group members through membership in HealthExtras.

BUSINESS STRATEGY

  We are an Internet-based source for supplemental health and disability benefit programs. The Internet represents a more cost-effective marketing and operating platform for our business which can eliminate a significant percentage of the costs associated with commission-driven distribution systems. Accordingly, the Internet enhances our ability to provide access to affordable supplemental health and disability benefit programs. Elements of our strategy include:

  . Become the Leading Online Source for Supplemental Health and Disability
    Benefit Programs.

    We are moving aggressively to capture a leading share of the Internet segment of the supplemental health and disability market. We are positioned to promote membership features of HealthExtras, including supplemental health and disability benefits, that historically have been relatively uneconomic to offer to consumers through traditional, commission-driven distribution channels. By leveraging our membership base to obtain group rates, we are able to offer benefits to members at a cost which we believe is less than they would have to pay individually for comparable benefits.

  . Promote HealthExtras as the National Brand for Supplemental Health and
    Disability Benefits.

    Through our exclusive association with Christopher Reeve, we have the opportunity to achieve recognizable brand identity for our membership programs. We intend to continue to expand our brand marketing aggressively through the Internet, TV, radio and print activities.

  . Develop Strategic Marketing Relationships.

    We have entered into marketing programs with selected Internet portals, insurance-related websites, and other websites with attractive demographic profiles. We have established strategic marketing relationships with six of the nation's largest VISA and Mastercard issuing banks for access to their credit card and other customers.

  . Continue to Develop and Arrange for Additional Innovative Health and
    Disability Benefits to Offer to Members.

    We are continuing to develop an expanded list of insurance and service options for inclusion in our membership programs. These additional products would provide flexibility in coverage amounts to our program members and address additional insurance needs.

OUR WEBSITE

  Our website is designed to make consumers aware of the need for supplemental health and disability benefits and to promote online enrollment. Upon reaching our website, visitors may view a Christopher Reeve testimonial followed by the arrival of our site map that provides point-and-click access to all our website functions. These functions can be divided into two categories: content and e-commerce.

  Our content includes educating consumers on the need for supplemental health and disability benefits through:

  . Statistical data regarding supplemental health and disability topics;
  . Answers to frequently asked questions about the need for our programs;
  . An interactive question-and-answer challenge about supplemental health and disability benefits;
  . User-friendly descriptions of each of our programs and benefits; and . Reference to a toll-free telephone number for visitors to contact customer service representatives for additional information.

  We also offer customers and prospective customers the opportunity to perform the following e-commerce activities on our site:

  . Customize unique HealthExtras programs;
  . Enroll in our programs and make payments online;
  . Receive immediate confirmation of enrollment; and

  . Enhance membership by adding additional products.

  In order to provide a personalized experience for each website visitor, a relational database that stores customers' personal profiles and transaction histories is integrated with the website.

  We continue to revise and expand our website content and e-commerce functionality to attract repeat visits from existing customers and to implement new marketing opportunities.

BRAND DEVELOPMENT

Christopher Reeve

  Christopher Reeve has entered into an exclusive agreement to assist HealthExtras in developing products, making consumers aware of various catastrophic events that could threaten their families' security and promoting the HealthExtras brand. Mr. Reeve appears in a number of television, radio and print advertisements to promote HealthExtras programs and our website.

  We have an agreement with Cambria Productions, Inc. f/s/o Christopher Reeve, which had an initial three-year term from July 8, 1997. This agreement has been extended for an additional two-year term, to July 8, 2002.

  HealthExtras has exclusive rights to use the advertisements and promotional materials involving Mr. Reeve that it develops for television, radio, Internet and print, including newspapers, magazines, direct mail and other consumer print materials, but excluding life-size cut-outs, billboards and shelf-facing materials, during the term of the agreement and for a 10-year annuity period thereafter, within the United States and its possessions, territories and commonwealth. Further, under the agreement, Christopher Reeve shall not promote, create commercials, or endorse any other product which combine credit cards and health-related benefits; however, Mr. Reeve may perform in television or productions sponsored by competitive companies and products and may appear in promotions for such programs.

  Mr. Reeve has the absolute right to approve all advertisements created under the agreement, or to give a notice of disapproval. If Mr. Reeve gives proper disapproval notice and the parties are unable to agree as to the advertisement content, either party may terminate the agreement.

  HealthExtras is required to make payments for Mr. Reeve's services based on the number of persons who purchase a HealthExtras benefit program, subject to the payment of guaranteed amounts. Mr. Reeve's representative has the right to terminate the agreement immediately upon giving notice to HealthExtras if any payment due under the agreement is not received within 30 days of its due date. In such case, HealthExtras relinquishes any right to use any materials previously created with Mr. Reeve's likeness.

STRATEGIC MARKETING RELATIONSHIPS

Internet Relationships

  We have established marketing relationships with selected Internet content sites, electronic commerce sites and Internet portals. These relationships drive traffic to our website and increase our brand name recognition.

  . We have entered into a sponsorship agreement with drkoop.com, Inc., the operator of a leading health-oriented Internet content site. Under the terms of our agreement, HealthExtras is defined as the "Premier Sponsor" for insurance and/or health insurance related products in the e-commerce area of the drkoop.com website. Our current sponsorship agreement extends through May 2000, with the option to extend by mutual agreement.

  . We have purchased banner advertising on leading web portals, including
    YAHOO!, Excite and America Online. We are able to measure the results of our banner advertising in terms of "click-throughs" from specific websites and for each type of content page within a website. We intend to adjust the level of banner advertising overall and at specific sites based on the frequency of "click-throughs" and the level of actual customer purchases of our programs services resulting from these advertising campaigns.

  . We have also purchased advertising through a leading online advertisement placement agency, DoubleClick, including banner advertisements targeted to Internet users who enter certain keywords on Altavista.com, a leading Internet Search Engine.

  . We are continuing to expand our Internet relationships with portals, health care content providers and insurance-related websites.

Other Relationships

  We have established strategic marketing relationships with six of the nation's largest VISA and Mastercard issuing banks for access to their credit card and other customers. These banks are assisting us in establishing brand name recognition and driving traffic to our website with their installed base of customers, which we estimate represents more than 50 million households.

  These arrangements provide for statement inserts, statement messages and e-mail to be sent to the credit card and other customers of those banks. These communications feature Christopher Reeve, provide information about HealthExtras benefit programs and promote our website. In addition, our bank partners may establish links from their websites to the HealthExtras website. HealthExtras compensates those banks based principally on the benefit programs purchased in response to these communications.

  Under the contracts which govern our relationships with our bank partners, the banks have the right to review and approve all marketing materials and to determine whether to send those materials to customers. HealthExtras pays for the marketing material used and primarily pays a fee to the banks based on the purchases of HealthExtras benefit programs by bank customers.

  The contracts are typically for a term of 12 months, with automatic annual renewal unless cancelled upon written notice 30 or 90 days prior to an anniversary date. Some contracts also provide for termination by either party without cause upon 30 or 90 days prior written notice.

  We expect that communications concerning our programs will be made to more than 55 million households during 1999 based on agreements signed to date, although there could be a degree of duplication among households which have customer relationships with more than one of the banks involved.

OUR PRODUCTS

  Membership in HealthExtras offers access to various combinations of supplemental health and disability benefits. Further, we seek to provide flexibility for members to customize the package of benefits included in their HealthExtras program to meet their individual needs. HealthExtras does not assume any underwriting risks for the benefits included in its programs. The current benefits which can be obtained through membership in HealthExtras include:

  . Catastrophic Disability. This provides a $1 million cash payment to members who become permanently disabled as the result of an accident. We intend to expand this benefit to enable members to obtain different coverage amounts, for example, $2 million or $3 million.

  . Excess Medical. This provides program members an additional $5 million in health insurance coverage after the exhaustion of the $1 million lifetime limit on a member's primary health insurance coverage. We intend to expand this benefit to enable members to adjust the $5 million excess coverage amount, and to adjust the $1 million amount to match the limitation in their primary health insurance coverage.

  . Organ Transplant. Many employer-sponsored health insurance plans contain an embedded limitation on organ transplant coverage. The organ transplant benefit provides up to $250,000 to cover expenses for an organ transplant in excess of a member's primary health insurance coverage.

  . Out of Area Expense Reimbursement. This provides up to $2,500 per year in reimbursements for co-payments and deductibles for health services furnished to members when they are over 100 miles from home.

  . Emergency Evacuation and Repatriation. This provides a member who needs emergency medical treatment with up to $50,000 of coverage for air ambulance transportation to an appropriate medical facility abroad or in the United States.

  . 24-Hour Nurse Consultation. This provides access to general medical information from a centralized nursing staff 24 hours per day, 7 days per week, through a toll-free telephone number. This service does not provide any diagnosis of medical conditions, nor does it provide or control medical services.

  . Provider Network Access. This allows members to receive the discounts or the price concessions for medical services available through the United Payors & United Providers nationwide network of medical care providers. The United Payors & United Providers network includes over 2,500 hospitals and 150,000 physicians.

  These benefits currently may be offered in the number of states set forth in the following table:

                                                                     Percent of
                                                     Number National Population
                                             of States(/1/)     in those States
                                             -------------- -------------------
Catastrophic Disability.....................       35                77%
Excess Medical..............................       25                52%
Organ Transplant............................       35                77%
Out of Area.................................      All               100%
Emergency Evacuation and Repatriation.......      All               100%
24-Hour Nurse Consultation..................      All               100%
Provider Network Access.....................      All               100%

(1) and the District of Columbia and Puerto Rico

  HealthExtras takes no insurance underwriting risks. The catastrophic disability, excess medical and organ transplant benefits are underwritten by Reliance National Insurance Company, and the out of area coverage is underwritten by Fidelity Security Life Insurance Company. Those insurance companies assume the financial responsibility for the payment of claims resulting from a qualifying disability, or other even covered by the insurance they underwrite. The 24-Hour Nurse Consultation and the Emergency Evacuation and Repatriation benefits are provided by On Call International under an arrangement with HealthExtras which can be terminated by either party on 120 days written notice. If this arrangement is terminated, On Call is not required to provide any further benefits to our program members.

OTHER STRATEGIC RELATIONSHIPS

Reliance National Insurance Company

  Our relationship with Reliance National is governed by a Program Administrator's Agreement between HealthExtras and Reliance National. This agreement runs through February 28, 2002. Under this agreement, Reliance National agreed to file the underlying benefit insurance policies in all 50 states and to use its best efforts to obtain approvals from the various state insurance departments. Reliance National identifies for HealthExtras the regulatory status in the various states for the insurance coverage it provides. Reliance National is not, however, obligated to issue insurance under this agreement. Also, Reliance National provides marketing and sales expertise for the HealthExtras benefits programs. HealthExtras is required to pay Reliance National for the cost of the insurance coverage provided to HealthExtras program members.

  Under this agreement, Reliance National has appointed HealthExtras as administrator and designated the Sklover Group, Inc. as the program manager. The Sklover Group is an independent insurance agent. HealthExtras has no authority to adjust, compromise, settle or pay any claim made on the insurance policies. HealthExtras maintains a toll free telephone number to provide its members convenient access to information; however, all inquiries regarding policy certificate holder services, including claim inquiries, are referred to the licensed program manager.

  HealthExtras is required to give Reliance National a right of first refusal to underwrite certain lines of insurance to be included in, and to develop additional insurance programs for, the HealthExtras benefit programs. HealthExtras is obligated under this agreement to obtain Reliance National's consent before referring to Reliance National or its insurance products in any of its advertisements or publications.

  This agreement gives Reliance National the right to suspend HealthExtras as administrator or terminate the agreement based on an inability to obtain and maintain in force reinsurance satisfactory to Reliance National and in various circumstances pertaining to HealthExtras, for example, an administrative accusation against it for violation of insurance laws, a default in its duties and responsibilities, excessive consumer complaints, or insolvency. HealthExtras believes that Reliance National is satisfied as to its ability to obtain reinsurance; but it is not possible to provide a detailed description of circumstances which might give rise to a termination of the agreement by Reliance National based on an inability to obtain reinsurance. However, Reliance National, also under the contract, could unilaterally decide to stop issuing policies for our programs at any time. Either party can terminate this agreement for other reasons, unless corrected, upon 365 days notice. In the event of termination, HealthExtras is still bound to service existing policies covered by the agreement.

United Payors & United Providers, Inc.

Network Access

  Our relationship with United Payors & United Providers enables us to offer our program members access to the price concessions for medical services available through the United Payors & United Providers network of health care providers. This network consists of over 2,500 hospitals and 150,000 physicians throughout the United States.

  HealthExtras has entered into a contract with United Payors & United Providers to allow HealthExtras program members to access, subject to various criteria, the United Payors & United Providers network of health care providers. United Payors & United Providers has the unilateral right to revise the criteria for network access. In exchange, we have agreed to pay United Payors and United Providers $1.00 per program member per month for the initial year of membership, which amount escalates in stages for subsequent membership years to a maximum of $1.50 per program member per month in the fourth year of continued membership and thereafter. However, we can terminate these payments by conveying $25 million in market value of our common stock to United Payors & United Providers.

  HealthExtras must obtain United Payors & United Providers' written consent to use marketing materials that reference the United Payors & United Providers' network, and United Payors & United Providers must obtain HealthExtras' approval to use marketing materials that reference HealthExtras benefit programs. HealthExtras has agreed to certain exclusivity provisions with United Payors & United Providers. During the term of the contract, HealthExtras will not allow any other individual or entity to use Christopher Reeve, through HealthExtras's contract with Mr. Reeve, to promote products competitive to United Payors & United Providers. In particular, HealthExtras will not, directly or indirectly, market, promote or sell any products or services, other than the United Payors & United Providers network, that offer discounts or price concessions from doctors, hospitals or other medical providers, without United Payors & United Providers' approval.

  The contract contains mutual confidentiality and indemnification provisions. The contract terminates on December 31, 2003, but may be terminated prior to that time by either party upon breach of a provision of the contract, provided the party gives the breaching party 30 days written notice of the breach and the breaching party fails to correct the breach.

Administrative services

  HealthExtras has relied on United Payors & United Providers to furnish operating and administrative services and facilities necessary to its business, which include furnishing personnel, office space, furniture and equipment, telephone service, both voice and facsimile, and computer capabilities. HealthExtras reimburses United Payors & United Providers on a cost basis for these services. The contract governing this arrangement terminates on December 31, 2001. The contract may be terminated prior to that time by HealthExtras upon 90 days written notice and by either party upon a breach by the other party, which is not corrected after 30 days written notice. HealthExtras has entered into a sublease for office space with United Payors and United Providers which replaces the provisions of the Administrative Services Agreement regarding office space. This administrative services arrangement is expected to continue in the immediate future to the extent it is convenient to us; but, as a practical matter, we anticipate using this arrangement only for limited possible future services. An exception is that until we establish our employment structure and benefits, most of our personnel will be employees of United Payors & United Providers, who devote all of their time to us.

  HealthExtras and United Payors & United Providers are under common control. For additional information, see "Certain Transactions."

COMPETITION

  Since HealthExtras programs incorporate insurance benefits, we consider that our programs compete with those of online and traditional providers of insurance products. The market for selling insurance products over the Internet is new, rapidly evolving and intensely competitive. Current and new competitors may be able to launch new websites at a relatively low cost.

  We also face competition from the traditional distributors of insurance, such as captive agents, independent brokers and agents, and direct distributors of insurance. Insurance companies and distributors of insurance products are increasingly competing with banks, securities firms and mutual fund companies that sell insurance or alternative products to similar consumers. Traditionally, regulation separated much of the activity in the financial services industry. However, recent regulatory changes have begun to permit other financial institutions also to sell insurance.

  We potentially face competition from unanticipated alternatives to our benefit programs from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including America Online, Microsoft and Yahoo!. These potential competitors could choose to compete with us directly or indirectly through affiliations with insurers, insurance agents and brokers and other electronic commerce companies. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete with us. Competition from these and other sources could harm our business, results of operations and financial condition.

  We believe that the principal competitive factors in our markets are price, brand recognition, marketing expertise, website accessibility, ability to fulfill customer purchase requests, customer service, reliability of delivery, ease of use, and technical expertise and capabilities. Many of our current and potential competitors, including Internet directories and search engines and traditional insurance agents and brokers, have longer operating histories, larger consumer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than we. Certain of these competitors may be able to secure products and services on more favorable terms than we can obtain. In addition, many of these competitors may be able to devote significantly greater resources than we for developing websites and systems, marketing and promotional campaigns, attracting traffic to their websites and attracting and retaining key employees.

  Any of the firms described above could seek to compete against us through traditional channels or by copying our products or business model. Increased competition may result in reduced operating margins, loss of market share and damage to our brand. We cannot assure you that we will be able to compete successfully against current and future competitors or that competition will not harm our business, results of operations and financial condition.

TECHNOLOGY PLATFORM

  We have deployed an Internet-centered technology infrastructure that integrates software, hardware and networking from leading vendors to provide a secure solution for our application requirements.

  . Our dedicated servers are collocated at UUNET, whose U.S. network consists of DS-3, OC-12 and OC-48 trunks reinforced with 622 Mbps ATM in 10 metropolitan multi-hub areas. UUNET, a subsidiary of MCI-WorldCom, maintains a rigorously engineered TCP/IP network backbone with redundant links to eliminate any single point of failure. Collocation of our servers at UUNET provides a data center complete with uninterruptible power supply, climate control and extensive disaster recovery provisions.

  . Our web application uses Microsoft software, including Site Server
    Commerce(TM), MS SQL 7.0 and IIS to provide the browser-based interface for visitors to our website. Using OLE and ODBC, the web application connects to our back office AS/400 system which uses DB-2 as its SQL database.

  . To protect the privacy of customer data and maintain system integrity, all of our web pages that potentially contain sensitive data such as credit card information or personal health profiles use Secure Socket Layer (SSL) technology and public key cryptography.

  . To complement and extend the resources of our internal staff, we maintain outsourcing relationships with selected web professional services firms, including Logical Design Solutions located in Morristown, N.J.

REGULATION

  Since the HealthExtras programs include insurance benefits, distribution of our programs must satisfy applicable legal requirements relating, among other things, to policy form and rate approvals, the licensing laws for insurance agents and insurance brokers, and the satisfaction by a HealthExtras member who receives the insurance benefit of requisite criteria, for example being a resident of a state which has approved the insurance policy. We believe we satisfy applicable requirements. The underwriter of the insurance benefits included in HealthExtras programs is responsible for obtaining regulatory approvals for those benefits. An independent insurance agency is responsible for the solicitation of insurance benefits involved in HealthExtras programs.

  Complex laws, rules and regulations of each of the 50 states and the District of Columbia pertaining to insurance impose strict and substantial requirements on insurance coverage sold to consumers and businesses. Compliance with these laws, rules and regulations can be arduous and imposes significant costs. Each jurisdiction's insurance regulator typically has the power, among other things, to:

  . administer and enforce the laws and promulgate rules and regulations applicable to insurance, including the quotation of insurance premiums;

  . approve policy forms and regulate premium rates;

  . regulate how, by which personnel and under what circumstances an insurance premium can be quoted and published; and

  . regulate the solicitation of insurance and license insurance companies, agents and brokers who solicit insurance.

  State insurance laws and regulations are complex and broad in scope and are subject to periodic modification as well as differing interpretations. There can be no assurance that insurance regulatory authorities in one or more states will not determine that the nature of our business requires us to be licensed under applicable insurance laws. A determination to that effect or that we or our business partners are otherwise not in compliance with applicable regulations could result in fines, additional licensing requirements or inability to market our products in particular jurisdictions. Such penalties could significantly increase our general operating expenses and harm our business. In addition, even if the allegations in any regulatory or legal action against us turn out to be false, negative publicity relating to any such allegation could result in a loss of consumer confidence and significant damage to our brand. We believe that because many consumers and insurance companies are not yet comfortable with the concept of purchasing insurance online, the publicity relating to any such regulatory or legal issues could significantly harm our business.

  The distribution of our programs including an insurance component over the Internet subjects us to additional risk as most insurance laws and regulations have not been modified to clarify or amend their application to Internet transactions. Currently, many state insurance regulators and legislators are exploring the need for specific regulation of insurance sales over the Internet. Such regulation could dampen the growth of the Internet as a means of providing insurance services. Moreover, the application of laws governing general commerce on the Internet remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing insurance, intellectual property, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws and regulations that may impose additional burdens on companies conducting business over the Internet. Any new laws or regulations or new interpretations of existing laws or regulations relating to the Internet could harm our business.

  We believe that we are currently in compliance with applicable legal requirements. However, the future regulation of insurance sales via the Internet as a part of the new and rapidly growing electronic commerce business sector is unclear. If additional state or federal laws or regulations are adopted, they may have an adverse impact on us.

LEGAL PROCEEDINGS

  From time to time we may become subject to legal proceedings and claims in the ordinary course of business. Such legal proceedings and claims could include claims of alleged infringement of third party intellectual property rights and notices from state regulators that we may have violated state regulations. Such claims, even if without merit, could result in the significant expenditure of our financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will, individually or in the aggregate, harm our business, financial condition or results of operations in any material respect.

EMPLOYEES

  As of June 30, 1999, we had 42 personnel whose services are devoted full time to HealthExtras. As discussed under "Business -- Other Strategic
Relationships -- United Payors & United Providers, Inc." our personnel currently are employees of United Payors & United Providers. This arrangement is for our convenience. We plan in the near future to establish employee benefits similar to the benefits these personnel currently receive. At that time, they will become direct employees of ours. We have never had a work stoppage. A collective bargaining unit does not represent our personnel. We consider our relations with our personnel to be good. Our future success will depend, in part, on our ability to continue to attract, integrate, retain and motivate highly qualified technical and managerial personnel, for whom competition is intense.

FACILITIES

  Our executive, administrative and operating offices are located in approximately 2,473 square feet of office space in Rockville, Maryland under a sublease with United Payors & United Providers that expires on July 1, 2000. We anticipate that we may require additional space within the next three months to accommodate our anticipated growth and that suitable office space will be available on commercially reasonable terms.

                                   Management
--------------------------------------------------------------------------------

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the persons who are or are to become directors and executive officers of HealthExtras, Inc. prior to the sale of the common stock offered hereby.

Name                        Age Position
-------------------------------------------------------------------------------
David T. Blair (/1/)......   30 Chief Executive Officer and Director
Marshall J. Coleman.......   43 Vice President of Marketing
Michael P. Donovan........   41 Chief Financial Officer
Rhona L. Leffler..........   43 Operations Manager
Michael G. Miller.........   43 Vice President of Internet Business Development
Brian L. Moffitt..........   30 Manager, Program Analytics
Thomas L. Blair (/2/).....   55 Chairman of the Board
Julian A. L.
  Allen (/3/)(/4/)........   30 Director
Thomas J. Graf (/4/)......   50 Director
Julia M. Lawler (/4/).....   39 Director
Karen E. Shaff (/4/)......   44 Director
Paul H.
  Warren (/3/)(/4/).......   43 Director

(1) David T. Blair is the son of Thomas L. Blair, Chairman of the Board. He will become a director prior to the completion of this offering.
(2) Currently the sole director of HealthExtras, Inc. and serves HealthExtras, LLC in a position equivalent to that of a director.
(3) These persons will serve as directors in accordance with an agreement with Capital Z Healthcare Holding Corp.
(4) Currently serves with HealthExtras, LLC in a position equivalent to that of a director and will become a director of HealthExtras, Inc. prior to the completion of this offering.

Biographical information

  David T. Blair joined HealthExtras in July 1997 as the Chief Executive Officer. From 1995 to 1997, prior to joining HealthExtras, Mr. Blair was the Financial Manager for United Payors & United Providers. At United Payors & United Providers, Mr. Blair focused his efforts on United Payors & United Providers' initial public offering and several strategic acquisitions. In 1994, Mr. Blair co-founded and was President of Continued Health Care Benefit Program, which markets healthcare benefits to individuals leaving the United States armed forces. In 1995, this program was merged into United Payors & United Providers. From 1991 to 1994, Mr. Blair worked in corporate finance and new business development for Kelly, Anderson, Pethick and Associates, a management consulting firm.

  Marshall J. Coleman joined HealthExtras in 1999 as Vice President of Marketing. Mr. Coleman has over fifteen years experience in marketing communications, brand and business development. From 1994 to 1999, Mr. Coleman worked for America Online as Senior Manager of Marketing Communication, Manager of Programming and Promotions and Manager of Business Development.

  Michael P. Donovan joined HealthExtras in April 1999 as the Chief Financial Officer. From early 1998 until early 1999, Mr. Donovan was engaged in a variety of technology and business development activities for HealthExtras. From 1992 to 1997, Mr. Donovan served as Senior Vice President of Business and Technology Development for PHP Healthcare Corporation. From 1989 to 1992, Mr. Donovan served as Chief Financial Officer of Direct Health, Inc. Prior to that, Mr. Donovan was a Senior Manager for KPMG LLP, then KPMG Peat Marwick, responsible for a variety of technology and health care clients.

  Rhona L. Leffler joined HealthExtras in February 1999 as Operations Manager. Ms. Leffler has 20 years experience in healthcare-related marketing, client services and operations. In 1995, Ms. Leffler became Chief Operating Officer of R J Associates, Inc., which developed preferred provider networks and performed claims repricing for third party payors. Previously, Ms. Leffler served as Client Services Director for America's Health Plan, a predecessor organization to United Payors & United Providers.

  Michael G. Miller joined HealthExtras in 1999 as Vice President of Internet Business Development. During 1999 and 1998, prior to joining HealthExtras, Mr. Miller was Director of e-commerce at BlazeNet, an Internet service provider. From 1994 to 1998, Mr. Miller was an independent consultant focusing on Internet solutions. Specifically, Mr. Miller implemented various database and website applications for retail businesses and non-profit organizations. Mr. Miller has twenty years of business experience, including employment in various finance and strategic management positions at International Business Machines Corporation and PepsiCo, Inc.

  Brian L. Moffitt joined HealthExtras in early 1998 to perform economic analysis of prospective programs. Prior to joining HealthExtras, Mr. Moffitt was a Senior Healthcare Analyst for Aetna/NYLCare Health Plans from 1996 to 1998. Mr. Moffitt also worked at the Health Care Financing Administration from 1993 to 1996 developing payment rates for medical benefits based on the measurement of the health costs for over 30 million beneficiaries.

  Thomas L. Blair is the founder of HealthExtras, LLC and its predecessors. Since January 1995, Mr. Blair has been Chairman and Chief Executive Officer or Co-Chief Executive Officer of United Payors & United Providers, a publicly traded company. Mr. Blair founded of America's Health Plan, Inc. in 1989 and served as its President and Chief Executive Officer from 1989 to 1992. From 1992 to 1995, Mr. Blair was President of Initial Managers & Investors, Inc., which business was contributed to United Payors & United Providers. From 1977 until 1988, Mr. Blair was a principal of Jurgovan & Blair, Inc., which developed and managed health maintenance organizations. Mr. Blair is also a director of Coventry Health Care, Inc.

  Julian A. L. Allen is a Principal and Vice President of Capital Z Management, LLC, the management affiliate of Capital Z Partners. Prior to joining Capital Z Management in July 1998, Mr. Allen was a Vice President of Zurich Centre Investments, the strategic private equity investing arm of Zurich Financial Services, which he joined in September 1997, and an Associate of Patricof & Co. Ventures, Inc. from September 1995. Prior to such time, Mr. Allen worked as a financial analyst at Wasserstein Perella & Co. Mr. Allen currently serves as a director of Emergent Advisors, Inc.

  Thomas J. Graf joined Principal Life Insurance Company, the operating, wholly owned subsidiary of Principal Mutual Holding Company, in 1972, and since 1994 has served as Senior Vice President of Principal Life Insurance Company. Mr. Graf is also a director of Coventry Health Care, Inc. and United Payors & United Providers.

  Julia M. Lawler joined Principal Life Insurance Company in 1984 and, since May 1995, has served as Director, Capital Markets. Since 1993, Ms. Lawler served as an officer of Principal Life Insurance Company in various other capacities, including Executive Advisor to the President.

  Karen E. Shaff became Senior Vice President and Deputy General Counsel for Principal Life Insurance Company in 1999. Ms. Shaff joined Principal Life Insurance Company in 1982 and held several positions within its law department until being named Vice President and Associate General Counsel in 1995.

  Paul H. Warren is a Director and Senior Vice President of Capital Z Management, LLC and Capital Z Partners. Mr. Warren was a partner in Insurance Partners, L.P., a limited partnership organized in 1994 to make investments in property and casualty insurers, life and health insurers, health care services firms and related insurance businesses. In connection with Insurance Partners, L.P., Mr. Warren serves as a director of Corporate Health Dimensions, Provincia Salud, Provincia ART and Annuity & Life Re. In addition, Mr. Warren serves as a director of Brookdale Living Communities, Inc. and United Payors & United Providers. Prior to the formation of Insurance Partners, L.P., Mr. Warren was a Managing Director of International Insurance Advisors, Inc. and a Vice President in the insurance group at J.P. Morgan & Co. Before that, Mr. Warren was an Assistant Secretary in the Hong Kong Government.

Terms of office

  The Board of Directors of HealthExtras will be divided into three classes having staggered three-year terms, each of which will contain at least two directors. Officers serve at the discretion of the Board of Directors.

Compensation of directors

  Prior to this offering, no fees have been paid by HealthExtras for the service as a director or its equivalent. Following the offering, HealthExtras intends to pay directors who are not employees of it or of Principal Mutual or its affiliates $1,500 for each Board meeting they attend.

Committees of the board of directors

  After the completion of this offering, the Board of Directors of HealthExtras will have three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee.

  The Executive Committee will have the power to address and dispose of important matters which arise between meetings of the Board of Directors and upon which action must be taken or attention given prior to the next scheduled meeting of the Board of Directors. The Executive Committee will consist of
Thomas L. Blair,       and      .

  The Audit Committee will have general responsibility for supervision of financial controls, as well as for accounting and audit activities of HealthExtras. The Audit Committee will annually review the qualifications of HealthExtras independent certified public accountants, make recommendations to the Board of Directors as to their selection and review the planning, fees and
results of their audit. The Audit Committee will consist of      , and      ,
all of whom will be non-employee directors of HealthExtras.

  The Compensation Committee will have the responsibility of recommending salary and incentive compensation for executive officers to the Board of
Directors. The Compensation Committee will consist of      , and      .

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning the compensation paid by HealthExtras to its Chief Executive Officer and the other most highly compensated executive officers whose compensation was $100,000 or greater, in each case for services rendered in all capacities to HealthExtras for the year ended December 31, 1998.

Summary compensation table

                                                               Long-Term    All
Name                                           Salary Bonus Compensation  Other
----                                         -------- ----- ------------ ------
David T. Blair
Chief Executive Officer..................... $ 94,850    --           -- $2,160
Michael C. Miller
Marketing Manager(/1/)......................  220,000    --           --     --
Rhona L. Leffler
Operations Manager..........................  100,000    --           --     --

------
(/1/)Michael C. Miller is not related to Michael G. Miller.

Employment agreements

  HealthExtras intends to enter into employment agreements, effective upon the completion of the offering, with David T. Blair, Marshall J. Coleman, Michael
P. Donovan, Michael G. Miller and Rhona L. Leffler. The employment agreements are intended to ensure that HealthExtras will be able to maintain a stable and competent management base after the offering. The continued success of HealthExtras depends to a significant degree on the skills and competence of these executives.

  The employment agreements, which are substantially similar for each of the five executives, except for the bonus arrangement for Mr. Blair, provide for three-year terms and automatically renew for an additional two years unless a notice of non-renewal is given six months prior to the expiration date. Mr. Blair's base salary, pursuant to his employment agreement, will be $165,000 per year. In addition, Mr. Blair is entitled to a bonus equal to one percent of HealthExtras annual after-tax profits. The base salaries under these other agreements are $192,000, $210,000, $120,000 and $150,000, respectively, for
Messrs. Coleman, Donovan and Miller, and Ms. Leffler. Base salary may be increased by the Board of Directors, in the case of Mr. David Blair, and by the Chief Executive Officer, in the case of Messrs. Coleman, Donovan and Miller and Ms. Leffler. In addition to base salary, the employment agreements provide for, among other things, participation by the executives in employee benefit plans, an automobile allowance and other fringe benefits applicable to executive personnel and reimbursement of reasonable expenses incurred in promoting our business.

  Upon an executive's termination for cause, or upon an executive's voluntary resignation, that executive shall be entitled only to such compensation and benefits as shall have accrued through the date of the executive's termination or resignation, as the case may be. In the event that an executive is terminated for any reason other than cause or voluntary resignation, including termination by reason of death or disability, that executive shall receive payments under the employment agreement due for the remaining term of the employment agreement, provided that such payment shall not be less than the payment due for a 12 month period. Upon an executive's voluntary resignation or termination for cause during the term of the agreement, each employment agreement provides that, for a period of two years from the date of termination, the executive will not compete directly or indirectly with HealthExtras' business, nor will the executive solicit or contract with entities contracting with HealthExtras, including bank clients.

Stock-based benefits

  Stock Grants

  HealthExtras has granted ownership rights to five executive officers, employees and consultants, which upon the reorganization discussed under "Certain Transactions--Reorganizations," will involve their receipt of an aggregate of 413,333 shares of its common stock. These grants include 266,667 shares for Mr. Donovan, 60,000 shares for Ms. Leffler and 20,000 shares for Mr. Moffitt. Twenty-five percent of the shares granted to each of these officers will vest on February 29, 2000; the remaining shares granted to each of these officers will vest in one-third increments at the end of each of the next three years after that initial vesting date. In the event of a change in control of the nature discussed below under "Stock Options," or the death or disability of the holder of the non-vested rights to receive shares of stock, those rights shall vest.

  Stock Options

  In addition, HealthExtras intends to grant options to purchase, at an exercise price of 120% of the public offering price, an aggregate of 3,615,000 shares of its common stock to executive officers, employees and consultants. These options will be granted pursuant to the stock option plan described below, which will relate to an aggregate of 4,000,000 shares of common stock. This stock option plan is intended to be adopted as part of the reorganization discussed under "Certain Transactions--Reorganizations." The following table sets forth information regarding these stock options to be granted to our chief executive officer and our other executive officers. Twenty-five percent of the options to be granted to such persons will vest at the end of a twelve month period from the date of the grant, and the remainder will vest in pro rata increments at the end of each of the next three subsequent twelve-month periods, with the options being fully vested forty-eight months from the date of grant. The options will have a term of ten years.

                                                         Number of
                                                           Shares   Percentage
                                                         Underlying  of Total
                                                         Options to Options to
     Name                                                be Granted be Granted
     ----                                                ---------- ----------
     David T. Blair....................................   1,500,000      42.3%
     Michael P. Donovan................................     600,000      17.1%
     Marshall J. Coleman...............................     400,000      11.4%
     Michael G. Miller.................................     150,000       4.3%
     Rhona L. Leffler..................................     100,000       2.8%
     Brian L. Moffitt..................................     100,000       2.8%

  In connection with the reorganization discussed under "Certain Transactions-- Reorganizations", we intend to adopt, with stockholder approval, a stock option plan permitting grants of options to purchase an aggregate of 4,000,000 shares of our common stock. Options to purchase an aggregate or 3,615,000 of those shares at an exercise price equal to 120% of the public offering price are intended to be granted prior to the completion of this offering. If any previously granted options are forfeited, then the shares of stock underlying those options will be available for new grants under the plan. The following description of the plan is qualified in its entirety by the full text of the plan which is set forth as an exhibit to this registration statement. Our compensation committee will administer the plan except as described below, provided that under certain circumstances the compensation committee may, subject to certain conditions, delegate authority under our stock option plan to certain designated officers. The compensation committee will have the authority, within plan limitations, to determine the persons to whom options may be granted, the number of shares of common stock to be covered by each option, the time or times at which the options may be granted or exercised and the terms and provisions of the options to be granted. Eligibility for the grant of options under our stock option plan is limited to officers, employees and certain consultants, agents and key contractors, so long as they continue to perform services for us, including any subsidiaries we may have in the future. Options granted under the plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, as determined by the compensation committee. The exercise price for an incentive stock option may not be less than 100%, or 110% if the optionee owns or is deemed to own more than 10% of the total combined voting power of all classes of stock of HealthExtras or a subsidiary or the parent, of the fair market value of common stock on the date of grant, as determined in accordance with the plan. If there is a change in control, as defined in the plan, options granted under the plan will become exercisable in whole whether or not the options are otherwise exercisable, unless at the time of grant the compensation committee specifies other provisions relating to vesting. A change in control is generally defined as the occurrence of:

    (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Principal Mutual Holding Company, or an affiliate, United Payors & United Providers, or an affiliate, Thomas L. Blair, or Capital Z Healthcare Holding Corp. or Health Partners, or an affiliate of either of them is or becomes the beneficial owner, directly or indirectly, of securities of HealthExtras representing 20% or more of the combined voting power of HealthExtras' then outstanding securities; or

    (b) During any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by HealthExtras' shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

    (c) The stockholders of HealthExtras approve a definitive agreement, and the closing for such transaction is scheduled to occur within twenty four-hours, regarding:

      . the merger or other business combination of HealthExtras with or into another corporation pursuant to which HealthExtras will not survive or will survive only as a subsidiary of another corporation;

      . the sale or other disposition of all or substantially all of the assets of HealthExtras;

      . the merger of another corporation into HealthExtras which survives if, as a result of such merger, less than fifty percent (50%) of the outstanding voting securities of HealthExtras shall be owned in the aggregate immediately after such merger by the owners of the voting shares of HealthExtras outstanding immediately prior to such merger;

      . the liquidation or dissolution of HealthExtras; or

      . any combination of the foregoing.

  In addition, the compensation committee may determine at the time of grant or thereafter that an option shall become exercisable in full or in part upon the occurrence of such circumstances or events as the compensation committee determines merit special consideration. In addition, the committee will determine, in accordance with the terms of the plan, the length of time an individual may exercise an option following termination of employment. Each of the plans may be terminated and may be modified or amended by our board of directors or compensation committee at any time; provided, however, that no modification or amendment will be effective without stockholder approval if such approval is required by law or under the rules of the Nasdaq National Market or any stock exchange on which our common stock is listed; and no such termination, modification or amendment may adversely alter or affect the terms of any then outstanding options previously granted without the consent of the affected optionee.

Key man insurance

  We maintain $1.5 million of key man life insurance on David T. Blair. The proceeds of this insurance policy are payable to HealthExtras.

Indemnification of directors and executive officers and limitation of liability

  Our Certificate of Incorporation permits us to indemnify our directors and officers to the fullest extent permitted under Delaware General Corporation Law. As permitted by Delaware law, our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to HealthExtras or our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for liability under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

  Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recission.

  We have entered or will enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of HealthExtras or any other company or enterprise to which the person provides services at our request. We are also required to advance expenses in certain circumstances. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                              Certain Transactions
--------------------------------------------------------------------------------

Relationship with United Payors & United Providers

  We have relied on United Payors & United Providers to furnish administrative services and facilities necessary to our business operations, which include office space, furniture and equipment, telephone service, both voice and facsimile, and computer capabilities. We reimburse United Payors & United Providers on a cost basis for these services. The amount paid to United Payors & United Providers by us for services was $0, $76,661 and $866,385, respectively, for the period October 23, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. As of June 30, 1999, we owed $1.5 million to United Payors & United Providers. On July 26, 1999, we formalized our office space lease arrangements with United Payors & United Providers by entering into a written sublease agreement. The amounts paid by us to United Payors & United Providers in 1997 and 1998 for office space are included in the overall reimbursements set forth above.

  We have entered into a line of credit in the amount of $3.0 million from a commercial bank which extends to February 2000. This line of credit calls for interest at the prime rate and is collateralized by substantially all of our assets and has been guaranteed by United Payors & United Providers. As of June 30, 1999, $2.4 million was outstanding under this line of credit.

  Effective January 1, 1999, we obtained from United Payors & United Providers the ability, through December 31, 2003, to provide our members access to the discounts or price concessions for medical services available from the United Payors & United Providers nationwide network of providers. In exchange, we agreed to pay United Payors & United Providers $1.00 per member per month for the initial year of membership, which amount escalates in stages for subsequent membership years to a maximum of $1.50 per member per month in the fourth year of continued membership and thereafter. However, we can terminate these payments by conveying $25 million in market value of our common stock to United Payors & United Providers.

  As of June 30, 1999, we owned 40,150 shares of common stock, or 0.2% of the outstanding common stock, of United Payors & United Providers.

  Thomas L. Blair, Chairman of the Board of HealthExtras, Inc., is the Chairman of the Board of Directors, Co-Chief Executive Officer and beneficial owner of an aggregate of approximately 38.2% of United Payors & United Providers' common stock. Mr. Blair also controls 49.5% of Highland Investments, which will own 64.1% of HealthExtras, Inc.'s outstanding common stock after this offering. Health Partners, an affiliate of Capital Z Partners, will beneficially own 16.0% of HealthExtras, Inc.'s outstanding common stock after this offering. Paul H. Warren and Julian A. L. Allen, who will be directors of HealthExtras, are affiliated with Capital Z Partners. Health Partners also owns approximately 9.3% of United Payors & United Providers' outstanding shares of common stock and has the right to acquire an additional approximately 12.0% of United Payors & United Providers' common stock from Mr. Blair. HealthExtras has been informed that United Payors & United Providers intends to purchase a portion of Highland Investments. United Payors & United Providers is a public company.

  Thomas L. Blair has agreed to provide sufficient additional funding to enable HealthExtras to continue operations through December 2000. This commitment will terminate upon the completion of this offering. Mr. Blair has advanced funds to us to cover operating expenses. Advances from Mr. Blair were $5.2 million at December 31, 1997. We repaid Mr. Blair $3.9 million during 1998. As of June 30, 1999, we owed Mr. Blair $1.3 million. This loan does not bear interest.


  For corporate business purposes, we utilize the services of an aircraft owned by a company owned by Mr. Thomas L. Blair, for which we pay prevailing market rates. For the period October 23, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, we paid $0, $105,703 and $97,638, respectively, for utilizing the services of the aircraft.

Reorganizations

  As discussed in Note 1 to the Financial Statements, HealthExtras is the successor of various entities, all of which were formed and controlled by Mr. Thomas L. Blair and/or Principal Mutual Holding Company, or its affiliates.

  On May 27, 1999, HealthExtras, which was then a Maryland limited liability company, contributed substantially all of its assets to HealthExtras, LLC, a Delaware limited liability company, and Capital Z Healthcare Holding Corp. invested $5 million in that entity in exchange for a 20% ownership interest. In connection with this transaction, HealthExtras agreed to indemnify Capital Z Healthcare Holding Corp. for any losses arising from any breach of HealthExtras' representations or warranties or its failure to give effect to the restructuring as contemplated by its Amended and Restated Limited Liability Company Agreement. Capital Z Healthcare Holding Corp. serves only as a vehicle for its sole stockholder, Health Partners, to invest in HealthExtras and does not conduct any other operations. We refer to these transactions as the Capital Z transactions.

  In order to effect this offering, HealthExtras, Inc. has agreed in principal with HealthExtras, LLC and Capital Z Healthcare Holding Corp. to enter into a Reorganization Agreement pursuant to which, prior to the sale of the common stock in this offering, Capital Z Healthcare Holding Corp. will merge into HealthExtras, LLC. Immediately after that merger, HealthExtras, LCC will merge into HealthExtras, Inc. As a result of these mergers, Health Partners, the sole stockholder of Capital Z Healthcare Holding Corp., will receive common stock in HealthExtras, Inc. representing the same proportionate ownership position which Capital Z Healthcare Holding Corp. has in HealthExtras, LLC and Highland Investments will receive common stock in HealthExtras, Inc. representing the same proportionate ownership position which it has in HealthExtras, LCC. The Reorganization Agreement also will provide for the amendment of HealthExtras, Inc.'s Certificate of Incorporation, anticipated provisions of which are discussed under "Description of Capital Stock." We refer to the matters covered by this Reorganization Agreement as the reorganization.

  The Reorganization Agreement also will require execution of a Stockholders' Agreement by HealthExtras, Inc., Highland Investments, LLC and Health Partners. This Stockholders' Agreement will contain provisions regarding registration rights, the composition of the Board of Directors, and tag-along rights, rights of first offer and preemptive rights with respect to certain sales of our common stock.

Registration Rights

  Health Partners and Highland Investments will be granted certain registration rights with respect to shares of our common stock held by them and their assigns. The Stockholders' Agreement will provide for an aggregate of four demand registration statements under the Securities Act beginning 180 days after completion of this offering. Health Partners or Highland Investments each may require that we file two of those demand registration statements, subject to certain conditions. If Health Partners or Highland Investments exercises a demand registration right, the other also can participate in the offering on a proportionate basis to their respective ownership positions. These stockholders are also entitled to require us to register their shares of our common stock on a registration statement on Form S-3 once we are eligible to use a Form S-3 in connection with such registrations. In addition, these stockholders are entitled to require us to include their shares of our common stock in future registration statements we file under the Securities Act, often referred to as "piggyback" registration rights. However, holders of these registration rights will be restricted from exercising those rights until 180 days after the date of this prospectus and, under certain circumstances, for agreed-upon periods after the filing of subsequent registration statements. Also, the shares required to be included in a registration relating to an underwritten offering generally are subject to underwriter cut back provisions. Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or Form S-3 registration rights would result in the shares covered by those registrations becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, subject to any lock-up agreements we have with these stockholders. We are required to bear substantially all registration expenses in connection with the above-described registrations, except for underwriting discounts, income and transfer taxes, if any, selling expenses and the fees and expenses of counsel representing the holders of the registrable securities. These registration rights are transferable in certain circumstances and may be amended or waived only with the consent of the affected party.

Directors

  Under the Stockholders' Agreement, Highland Investments and Health Partners, the sole stockholder of Capital Z Healthcare Holding Corp., are granted certain rights to designate persons for election as our Directors. The Stockholders' Agreement provides that:

  Highland Investments may designate

  . five people for election as our Directors if Highland Investments owns at least 40% of our outstanding common stock;

  . three people for election as our Directors if Highland Investments owns at least 25% of our outstanding common stock;

  . two people for election as our Directors if Highland Investments owns at least 10% of our outstanding common stock; and

  . one person for election as our Director if Highland Investments owns at least 5% of our outstanding common stock.

  Health Partners may designate

  . two people for election as our Directors if Health Partners owns at least
    10% of our outstanding common stock; and

  . one person for election as our Director if Health Partners owns at least
    5% of our outstanding common stock.

Highland Investments and Health Partners also may be entitled to increase the number of Directors that they may designate for election if the total number of directors is increased. This would maintain Highland Investments' and Health Partners' control of our Board of Directors, even if the total number of directors increases.

  Under the Stockholders' Agreement, five representatives of Highland Investments, initially Thomas L. Blair, David T. Blair, Thomas J. Graf, Julia
M. Lawler, and Karen E. Shaff, and two representatives of Health Partners, Julian A.L. Allen and Paul H. Warren, will be our Directors upon completion of this offering.

Rights of First Offer and Tag-along Rights

  The Stockholders' Agreement provides that Highland Investments and Health Partners must give notice to us and to each other if either proposes to transfer common stock aggregating more than 10% of our outstanding common stock to a single person or group who is not a family member (if a natural person), an affiliate (if an entity), or an employee or manager of HealthExtras.

  Upon receipt of notice, the non-transferring stockholder (either Highland Investments or Health Partners) may elect to participate in the transfer by delivering written notice to the transferring stockholder. This right to participate in the transfer is called "tag-along" rights. If a stockholder elects to participate in the transfer, the aggregate sales proceeds shall be divided proportionally according to the electing stockholder's and the transferring stockholder's respective shares of the proceeds of a hypothetical liquidation. In order to calculate the proceeds of a hypothetical liquidation, the value of HealthExtras will be implied by the transferring stockholder's proposed sales price.

  Alternately, upon receipt of notice we may elect to purchase all of the shares that the transferring shareholder proposes to sell. If we do not elect to purchase the shares, the non-transferring shareholder (either Highland Investments or Health Partners) may elect to purchase all of the shares offered. This right to preempt a sale, and therefore a possible change in control, by purchasing the shares offered is called "first offer right." If we exercise our first offer rights, we must purchase all of the shares offered upon the same terms and conditions as originally offered. If the non-transferring shareholder exercises its first offer rights, it may purchase a pro rata portion of the shares offered upon the same terms and conditions as originally offered.

  These tag-along and first offer rights and obligations would apply also to controlling persons of Health Partners and Highland Investments, to whom those entities might distribute shares of our common stock.

Preemptive Rights

  The Stockholders' Agreement prohibits us from offering our common stock for sale other than in a public offering, in connection with an acquisition or pursuant to employee benefit plan or arrangement, unless we first offer such shares to Highland Investments and Health Partners. The preemptive offer must be in writing, on the same terms and conditions as the offering and at the equivalent price, and must enable Highland Investments and Health Partners to retain the same proportionate ownership of common stock that it holds prior to the offering. This provision allows Highland Investments and Health Partners to retain control of us even if we decide to privately issue additional common stock at a later date.

Affiliate Transactions

  The Stockholders' Agreement also will provide that HealthExtras will not engage in transactions with affiliates other than on terms no less favorable than could be obtained on an arms-length basis or which are approved by a majority of directors who are independent of the affiliate. Further, the Stockholders' Agreement will require that prior to any merger or purchase or sale of stock transaction with an affiliate, where the value of such transaction exceeds $1 million, HealthExtras must obtain a fairness opinion from a nationally recognized investment bank.

                             Principal Stockholders
--------------------------------------------------------------------------------

  The following table sets forth certain information regarding beneficial ownership of our common stock as of September 16, 1999, on a pro forma basis giving effect to the reorganization described under "Certain Transactions -- Reorganizations" prior to the sale of the common stock offered for sale by this prospectus, and as adjusted to reflect the sale of shares offered for sale by this prospectus. The information is presented for each person who to our knowledge will own beneficially more than five percent of our common stock prior to this offering, each of our directors, or persons to become directors, and executive officers and all executive officers and directors as a group. The table assumes no exercise of the Underwriters' over-allotment option. Unless indicated otherwise, the address of each of these persons is c/o HealthExtras, Inc., 2275 Research Boulevard, 7th Floor, Rockville, Maryland 20850.

                               Pro Forma Shares
                          Beneficially Owned Prior to    Shares Beneficially Owned
                                 the Offering               After the Offering
                          -------------------------------------------------------------
                             Number         Percentage      Number        Percentage
                          ---------------- ----------------------------- --------------
Highland Investments,
  LLC (/1/).............        17,680,000       80.0%        17,680,000      64.1%
Thomas L Blair (/2/)....        17,680,000       80.0         17,680,000      64.1
Principal Mutual Holding
  Company (/3/).........        17,680,000       80.0         17,680,000      64.1
Health
  Partners (/4/)(/5/)...         4,420,000       20.0          4,420,000      16.0
Julian A. L.
  Allen (/5/)(/6/)......                --        --                  --       --
David T. Blair..........                --        --                  --       --
Michael P.
  Donovan (/7/)(/8/)....                --        --                  --       --
Marshall J.
  Coleman(/8/)..........                --        --                  --       --
Thomas J. Graf (/9/)....                --        --                  --       --
Julia M. Lawler (/9/)...                --        --                  --       --
Rhona L.
  Leffler (/7/)(/8/)....                --        --                  --
Michael G. Miller(/8/)..                --        --                  --       --
Brian L.
  Moffitt (/7/)(/8/)....                --        --
Karen E. Shaff (/9/)....                --        --                  --       --
Paul H.
  Warren (/5/)(/10/)....                --        --                  --       --
All Directors and
  Executive Officers as
  a group
  (11 persons)..........        22,100,000       100%         22,100,000      80.1%

(1) Highland Investments, LLC is controlled 49.5% by Mr. Thomas L. Blair and 50% by a subsidiary of Principal Mutual. Thomas J. Graf, Julia M. Lawler and Karen E. Shaff, who will become directors of HealthExtras, Inc., are employed by Principal Mutual or an affiliate of that company. The address of Principal Mutual is 711 High Street, Des Moines, Iowa 50392.
(2) Thomas L. Blair does not hold any shares of HealthExtras common stock; but he may be deemed the beneficial owner of the shares held by Highland Investments, LLC by virtue of his controlling relationship with that entity.
(3) Principal Mutual does not own any shares of HealthExtras common stock; but it may be deemed the beneficial owner of the shares held by Highland Investments, LLC by virtue of its indirect controlling relationship with that entity.
(4) Health Partners is a general partnership whose general partners are Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., and International Managed Care Advisors. Steven M. Gluckstern, who is the Chairman of the Board, and Robert Spass, who is the Deputy Chairman of the Board of Capital Z Partners, Ltd., the ultimate general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Service Private Fund II, L.P., may be deemed to be beneficial owners of the shares held by Health Partners. Messrs. Gluckstern and Spass disclaim any such beneficial ownership.
(5) The addresses for Messrs. Allen and Warren and all of the Capital Z entities are 54 Thompson Street, New York, New York 10012.
(6) Mr. Allen, who will become a director of HealthExtras, is an officer of Capital Z Management, LLC, which manages Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. These persons are affiliated with Health Partners. They disclaim, however, any beneficial ownership of the shares of HealthExtras owned by Health Partners.
(7) Does not include rights to receive 266,667, 20,000 and 60,000 shares of our common stock granted to Messrs. Donovan and Moffitt and Ms. Leffler, respectively. The shares subject to those rights vest 25% on February 29, 2000, and the remaining shares vest in one-third increments at the end of each of the next three years after February 29, 2000.
(8) Does not include options to purchase, at an exercise price of 120% of the public offering price, 1,500,000, 600,000, 400,000, 150,000, 100,000 and
    100,000 shares of common stock, respectively, to be granted to Messrs. David T. Blair, Donovan, Coleman, Michael G. Miller, and Moffitt and Ms. Leffler. These options will vest 25% at the end of twelve months from the date of grant and the remaining options will vest in one-third increments at the end of each of the next three years after the first vesting date.
(8) These persons, who will become directors of HealthExtras, are affiliated with Principal Mutual. They disclaim, however, any beneficial ownership of the shares of HealthExtras beneficially owned by Principal Mutual.
(9) Mr. Warren, who will become a director of HealthExtras, is a director, officer and member or shareholder, as the case may be, of Capital Z Management, LLC, which manages Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. and Capital Z Partners, Ltd., the ultimate general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. Mr. Warren disclaims any beneficial ownership of the shares of HealthExtras owned by Health Partners.

                          Description of Capital Stock
--------------------------------------------------------------------------------

GENERAL

  Our Certificate of Incorporation is to be amended and restated, as part of the reorganization discussed under "Certain Transactions -- Reorganizations." It is currently intended that the amended and restated Certificate of Incorporation will contain the provisions discussed under this "Description of Capital Stock." There currently are no shares of common stock or preferred stock issued and outstanding. Prior to the sale of the common stock in this offering, there will be 22,100,000 shares of common stock outstanding held by two stockholders of record. There will be no shares of preferred stock issued and outstanding at that date. The amended and restated Certificate of Incorporation will provide for us to issue up to 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

  Holders of common stock are entitled to one vote for each share held of record on all matters to be submitted for a vote of the stockholders. Our Certificate of Incorporation does not provide preemptive rights or for cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. All outstanding shares of common stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of HealthExtras, holders of common stock will be entitled to share equally in our assets remaining after payment or provision for payment of all of our debts and obligations and liquidation payments to holders of outstanding shares of preferred stock.

PREFERRED STOCK

  Shares of preferred stock may be issued by HealthExtras in series with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

ANTI-TAKEOVER EFFECTS

  Provisions of the Certificate of Incorporation and Bylaws summarized in the following paragraphs may be deemed to have anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Those provisions will also render the removal of the current Board of Directors or management more difficult. The following description of certain of the provisions of our Certificate of Incorporation and Bylaws is necessarily general, and you should review our Certificate of Incorporation and Bylaws for complete details regarding their provisions. See "Where You Can Find More Information" as to how to obtain a copy of these documents.

Classified board of directors

  The Certificate of Incorporation and Bylaws provide that, at any time that we have more than two directors, the Board of Directors will be divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms, so that directors' initial terms will expire either at the 2000, 2001 or 2002 annual meeting of the stockholders. Starting with the 2000 annual meeting of the stockholders, one class of directors will be elected each year for a three-year term. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors.

  We believe that a classified Board of Directors will help to assure the continuity and stability of our Board of Directors and business strategies and policies as determined by our Board of Directors, since a majority of the directors at any given time will have had prior experience as a HealthExtras' director. We believe that this, in turn, will permit our Board of Directors to more effectively represent the interests of stockholders.

  With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the common stock because such provision could operate to prevent obtaining control of the Board of Directors in a relatively short period of time. The classification provision could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us. Under the Delaware General Corporation Law, unless the certificate of incorporation otherwise provides, and ours does not, a director on a classified board may be removed by stockholders only for cause.

Authorized shares

  Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Our Board of Directors has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our Board has the power, consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board of Directors currently has no plans for the issuance of shares of preferred stock or additional shares of common stock.

Amendment of Certificate of Incorporation and Bylaws

  Amendments to our Certificate of Incorporation must be approved by a majority vote of our Board of Directors and also by a majority of our outstanding shares of voting stock; provided, however, that an affirmative vote of at least 66 2/3% of our outstanding voting stock entitled to vote is required to amend or to repeal certain provisions of our Certificate of Incorporation, including the number and classification of directors, director and officer indemnification and certain amendments of our Certificate of Incorporation. Our Bylaws may be amended by our Board of Directors, or by a vote of 66 2/3% of the total votes eligible to be voted by our stockholders at a duly constituted meeting of stockholders.

Advance notice provisions for stockholder proposals and stockholder nominations of directors

  Our Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our Board or a committee thereof, of candidates for election as directors and with regard to other matters to be brought by stockholders before an annual meeting of our stockholders. The nomination procedure requires that a stockholder give 90 days advance written notice, in proper form, of a planned nomination for our Board of Directors to our Secretary. The requirements as to the form and timing of that notice are specified in our Bylaws. If the Chairman of our Board of Directors determines that a person was not nominated in accordance with the nomination procedure, that person will not be eligible for election as a director. Also, a stockholder seeking to have any business conducted at an annual meeting must give 90 days advance written notice, in proper form, to our Secretary. The requirements as to the form and timing of that notice are specified in our Bylaws. If the Chairman of our Board of Directors determines that the other business was not properly brought before such meeting in accordance with this procedure, that business will not be conducted at that meeting.

  Although our Bylaws do not give our Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, our Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed. Those procedures may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders.

Delaware takeover statute

  We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder, as defined below, for a period of three years following the date that such stockholder became an interested stockholder. The prohibitions under
Section 203 do not apply, however, if:

  . our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, prior to the date the interested stockholder became an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after the date the interested stockholder became an interested stockholder, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which was not owned by the interested stockholder.

  An "interested stockholder" is defined as any person that is the owner of 15% or more of our outstanding voting stock or is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  The Stockholders' Agreement discussed under "Certain Transactions-- Reorganizations" will provide that the Board of Directors will waive the provisions of Section 203 as they might apply to Capital Z Healthcare Holding Corp., Health Partners, United Payors & United Providers, Principal Mutual or Mr. Thomas L. Blair.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitations on liabilities

  Our Certificate of Incorporation contains a provision eliminating or limiting director liability to us and our stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director:

  . for any breach of such director's duty of loyalty to us or our stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or

  . for any transaction from which the director derived an improper personal benefit.

  This provision offers persons who serve on our Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care, except as indicated above. As a result of this provision, our ability or that of one of our stockholders to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

Indemnification

  Our Certificate of Incorporation and our Bylaws provide for mandatory indemnification rights to the maximum extent permitted by applicable law, subject to limited exceptions, to any of our directors or officers who, by reason of the fact that he is a director or officer, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable provisions of Delaware General Corporation Law. We may from time to time agree to provide similar indemnifications to certain employees and other agents.

  We intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for, among other things, indemnification against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under law, and prompt advancement of expenses to any indemnitee in connection with his other defense against any claim.

  We also maintain directors' and officers' liability insurance.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company, New York, New York.

LISTING

  We have applied for quotation of the common stock on the Nasdaq National Market under the trading symbol "HLEX."

                        Shares Eligible for Future Sale

--------------------------------------------------------------------------------

  Upon completion of this offering, we will have 27,600,000 outstanding shares of common stock. The 5,500,000 shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our affiliates. The remaining 22,100,000 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144.

  Beginning 90 days after the date of this prospectus, approximately 17,680,000 of these restricted shares will become eligible for sale in the public market, subject to the volume limitations under Rule 144 described below. In May 2000, an additional 4,420,000 of these restricted shares will become eligible for sale in the public market, also subject to the volume limitations under Rule 144 described below. All of these restricted shares are subject to the contractual restrictions on sale described below under the caption "Lock-up Agreements."

  Following this offering, the holders of substantially all of the shares of our common stock outstanding prior to the completion of this offering will have rights to have their shares of common stock registered for resale under the Securities Act, subject to the contractual restrictions described below under the caption "Lock-Up Agreements." For more information on these rights, see "Certain Transactions--Reorganizations--Registration Rights." The exercise of these rights and the sale of shares covered by any such registration could adversely affect our stock price.

  Rule 144 makes available an exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person, including an affiliate, who has beneficially owned restricted shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of the common stock (approximately
    276,000 shares immediately after this offering); or

  . the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

  Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

LOCK-UP AGREEMENTS

  All holders of common stock and securities convertible into or exercisable or exchangeable for common stock issued prior to this offering have agreed pursuant to certain "lock-up" agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus. Warburg Dillon Read LLC may release the shares subject to the lock-up agreements in whole or in part at any time with or without notice. However, Warburg Dillon Read LLC has no current plans to do so.

                                  Underwriting

--------------------------------------------------------------------------------

  HealthExtras has entered into an underwriting agreement with the underwriters named below. Warburg Dillon Read, PaineWebber Incorporated, Prudential Securities Incorporated, and SG Cowen Securities Corporation are acting as the representatives of the underwriters.

  The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.

Name                                                            Number of Shares
----                                                            ----------------
Warburg Dillon Read LLC........................................
PaineWebber Incorporated.......................................
Prudential Securities Incorporated.............................
SG Cowen Securities Corporation................................
                                                                       ---------
Total..........................................................        5,500,000
                                                                       =========

  This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

  The representatives have advised HealthExtras that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a
concession of $    per share. The underwriters may also allow to dealers, and
such dealers may allow, a concession not in excess of $    per share to certain
other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times. The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority.

  HealthExtras has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 825,000 additional shares from HealthExtras to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is
exercised in full, the total price to public will be $    million and the total
proceeds to HealthExtras will be approximately $    million. The underwriters
have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the above table.

  The following table provides information regarding the amount of the discount to be paid to the underwriters by HealthExtras:

Underwriting discounts and commissions payable by HealthExtras

                                                         Paid by HealthExtras
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per Share.............................................        $             $
Total.................................................        $             $

  HealthExtras estimates that the total expenses of the offering, excluding the underwriting discount, will be approximately $600,000.

  HealthExtras has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  HealthExtras' officers, directors, director nominees and other stockholders have agreed to a 180-day lock up with respect to 22,100,000 shares of common stock and certain other HealthExtras securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, HealthExtras and such persons may not offer, sell, pledge or otherwise dispose of these HealthExtras securities without the prior written consent of Warburg Dillon Read LLC.

  Prior to this offering, there has been no public market for the common stock. Consequently, the offering price for the common stock will be determined by negotiations between HealthExtras and the representatives of the underwriters and is not necessarily related to HealthExtras' asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which HealthExtras competes, an assessment of HealthExtras' management, HealthExtras' prospects, its capital structure and certain other factors as were deemed relevant.

  Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

  Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

  Neither HealthExtras nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

  HealthExtras and the underwriters expect that the shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T+3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the shares will settle in T+3. Therefore, purchasers who wish to trade during the three business days following the date of this prospectus must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next three succeeding business days should consult their own advisors.

                                 Legal Matters

--------------------------------------------------------------------------------

  The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Muldoon, Murphy & Faucette LLP, Washington, D.C. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    Experts

--------------------------------------------------------------------------------

  The balance sheet of HealthExtras, Inc. at July 16, 1999 and the combined financial statements of HealthExtras, LLC as of December 31, 1997 and 1998, and for the period from October 23, 1996, date of inception, to December 31, 1996, and for each of the two years in the period ended December 31, 1998 included in this Prospectus, have been so included in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      Where You Can Find More Information
--------------------------------------------------------------------------------

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in that registration statement and in the exhibits to that registration statement. For further information with respect to our business and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits to it. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and, in each instance where we have filed a copy of that contract or other document as an exhibit to the registration statement, we refer you to the actual contract or document filed as an exhibit. The statements in this prospectus regarding those contracts and documents should be read in conjunction with the full document filed as an exhibit. A copy of the registration statement and the exhibits to the registration statement may be inspected without charge at the offices of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a website, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Securities and Exchange Commission.

  Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, will file with the Securities and Exchange Commission the periodic reports and other information required by that Act.

                         Index to Financial Statements

HealthExtras, Inc.
Report of Independent Accountants..........................................  F-2
Balance Sheet as of July 16, 1999..........................................  F-3
Notes to Financial Statements..............................................  F-4
HealthExtras, LLC
Report of Independent Accountants..........................................  F-5
Combined Balance Sheets....................................................  F-6
Combined Statements of Operations And Comprehensive Loss...................  F-7
Combined Statements of Members' Capital (Deficit)..........................  F-8
Combined Statements of Cash Flows..........................................  F-9
Notes to Combined Financial Statements..................................... F-10

                       Report of Independent Accountants

To the Board of Directors
HealthExtras, Inc.

  In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of HealthExtras, Inc. (the "Company") at July 16, 1999, in conformity with generally accepted accounting principles. This balance sheet is the responsibility of the Company's management; our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                 PricewaterhouseCoopers LLP

McLean, Virginia
July 16, 1999

HealthExtras, Inc.

Balance sheet
July 16, 1999

Assets

Cash......................................................................  $100
                                                                            ----
  Total assets............................................................  $100
                                                                            ====
Stockholders' Equity
Stockholders' equity:
 Common stock, par value $.01, 100,000,000 shares authorized, no shares issued and outstanding.................................................  $ --
 Paid-in capital..........................................................   100
                                                                            ----
  Total stockholders' equity..............................................  $100
                                                                            ====

  The accompanying notes are an integral part of this statement.

HealthExtras, Inc.

Notes to Financial Statements

1. ORGANIZATION

  HealthExtras, Inc. (the "Company") was formed on July 9, 1999, as a Delaware corporation. The Company has not yet commenced operations.

2. INITIAL PUBLIC OFFERING AND PENDING ACQUISITION

  The Company is currently undertaking an initial public offering of its common stock. Pursuant to the offering, the Company will offer 5,500,000 shares of its common stock for sale to the public. Prior to the closing of the offering, the Company will enter into a Reorganization Agreement, whereby HealthExtras, LLC will merge into the Company. Under generally accepted accounting principles, HealthExtras, LLC's basis in its assets and liabilities will be carried over to the Company and the operations of HealthExtras, LLC and the Company will be retroactively combined in a manner similar to a pooling of interests, because this acquisition will be a combination of entities under common control.

Report of Independent Accountants

To the Board of Directors and Members of HealthExtras, LLC:

  In our opinion, the accompanying combined balance sheets, the related combined statements of operations and comprehensive loss, members' capital (deficit), and of cash flows, present fairly, in all material respects, the financial position of HealthExtras, LLC and predecessor companies at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period October 23, 1996 (date of inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                               PricewaterhouseCoopers LLP

McLean, Virginia
August 30, 1999

HealthExtras, LLC

Combined balance sheets

                                        December 31, December 31,    June 30,
                                                1997         1998         1999
                                                                   (unaudited)
-------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents.............   $ 9,651,006   $  219,285   $5,221,126
Certificate of deposit................            --      700,000           --
Marketable securities of a related
  party...............................       263,725    1,144,255      930,978
Deferred charges:
 Direct...............................            --      879,300      847,027
 Marketing and promotion..............     1,110,000    1,110,000    1,110,000
Other assets..........................        20,000           --           --
                                         -----------   ----------   ----------
  Total current assets................    11,044,731    4,052,840    8,109,131
Deferred marketing and promotion
  charges.............................     1,665,000      555,000           --
                                        -----------   ----------   ----------
  Total assets........................   $12,709,731   $4,607,840   $8,109,131
                                        ===========   ==========   ==========
Liabilities and members' capital (deficit)
Current liabilities:
Line of credit........................   $        --   $       --   $2,400,000
Accounts payable and accrued
  expenses............................       352,495      426,396      622,252
Accrued benefit expense...............            --      546,562      529,857
Marketing expenses payable............     1,013,713    1,016,000       10,000
Contribution payable..................        95,454      200,000      100,000
Deferred revenue......................            --      257,746    1,457,766
Due to member.........................     5,194,711    1,334,429    1,334,429
Due to related party..................            --           --    1,478,704
                                         -----------   ----------   ----------
  Total current liabilities...........     6,656,373    3,781,133    7,933,008
                                         -----------   ----------   ----------
Long-term liabilities:
Line of credit........................            --    1,750,000           --
Marketing expense payable.............     1,018,000           --           --
Contribution payable..................        95,455           --           --
                                         -----------   ----------   ----------
  Total long-term liabilities.........     1,113,455    1,750,000           --
                                         -----------   ----------   ----------
  Total liabilities...................     7,769,828    5,531,133    7,933,008
                                         -----------   ----------   ----------
Commitments
Members' capital (deficit)............     4,870,153   (1,535,232)    (222,539)
Accumulated comprehensive income .....        69,750      611,939      398,662
                                         -----------   ----------   ----------
  Total members' capital (deficit)....     4,939,903     (923,293)     176,123
                                         -----------   ----------   ----------
  Total liabilities and members'
    capital (deficit).................   $12,709,731   $4,607,840   $8,109,131
                                         ===========   ==========   ==========

     The accompanying notes are an integral part of these combined financial statements.

HealthExtras, LLC

Combined statements of operations and comprehensive loss

                                    For the period
                                       October 23,
                                     1996 (date of  For the year  For the year
                                     inception) to         ended         ended
                                      December 31,  December 31,  December 31,
                                              1996          1997          1998
-------------------------------------------------------------------------------
Revenue...........................       $      --   $        --   $        --
                                         ---------   -----------   -----------
Product development and
  marketing.......................         809,805     3,379,770     4,935,831
General and administrative
  (includes expenses from related
  parties of $0, $182,364, and
  $964,023 for the period October
  23, 1996 to December 31, 1996
  and the years ended December 31,
  1997 and 1998, respectively)....         146,076     1,306,519     1,597,660
                                         ---------   -----------   -----------
  Total operating expenses........         955,881     4,686,289     6,533,491
                                         ---------   -----------   -----------
  Operating loss..................        (955,881)   (4,686,289)   (6,533,491)
Interest income (expense), net
  (includes imputed interest
  applicable to related-party
  transactions of $0, $483,191,
  and $238,479 for the period
  October 23, 1996 to December 31,
  1996, and the years ended
  December 31, 1997 and 1998,
  respectively) ..................             385      (555,651)     (110,273)
Other income (expense), net.......          (4,830)      589,228         (100)
                                         ---------   -----------   -----------
  Net loss........................        (960,326)   (4,652,712)   (6,643,864)
Unrealized holding gains (losses)
  on marketable securities arising
  during the period...............          (1,250)       71,000       542,189
                                         ---------   -----------   -----------
  Comprehensive loss..............       $(961,576)  $(4,581,712)  $(6,101,675)
                                         =========   ===========   ===========
Pro forma data (unaudited):
  Basic and diluted net loss per
    share.........................       $    (.05)  $      (.26)  $      (.38)
  Average shares of common stock
    outstanding (in thousands)....          17,680        17,680        17,680

                                                        For the six months
                                                          ended June 30,
                                                         1998         1999
                                                            (unaudited)
-------------------------------------------------------------------------------
Revenue.............................................  $        --  $ 1,021,238
                                                      -----------  -----------
Direct expenses.....................................           --      741,215
Product development and marketing...................    4,279,610    3,183,705
General and administrative (includes expenses from
  related parties of $217,753 and $644,276 for the
  six months ended June 30, 1998 and 1999,
  respectively)                                         1,013,214      757,002
                                                      -----------  -----------
  Total operating expenses..........................    5,292,824    4,681,922
                                                      -----------  -----------
  Operating loss....................................   (5,292,824)  (3,660,684)
Interest income (expense), net (includes imputed
  interest and loan guarantee fees applicable to
  related-party transactions of $128,880 and
  $123,871 for the six month periods ended June 30,
  1998 and 1999, respectively)......................      (22,081)    (189,119)
Other income (expense), net.........................         (100)        (300)
                                                      -----------  -----------
  Net loss..........................................   (5,315,005)  (3,850,103)
Unrealized holding gains (losses) on marketable
  securities arising during the period..............      276,547     (213,277)
                                                      -----------  -----------
  Comprehensive loss................................  $(5,038,458) $(4,063,380)
                                                      ===========  ===========
Pro forma data (unaudited):
  Basic and diluted net loss per share..............  $      (.30) $      (.21)
  Average shares of common stock outstanding (in
    thousands)......................................       17,680       18,535

     The accompanying notes are an integral part of these combined financial statements.

HealthExtras, LLC

Combined statements of members' capital (deficit)

                                           Members'    Accumulated
                                            capital  comprehensive
                                          (deficit)  income (loss)       Total
-------------------------------------------------------------------------------
Capital contribution by members......... $5,000,000       $     --  $5,000,000
Unrealized loss on marketable
  securities............................         --         (1,250)     (1,250)
Net loss................................   (960,326)            --    (960,326)
                                         ----------       --------  ----------
Balance, December 31, 1996..............  4,039,674         (1,250)  4,038,424
Additional capital contribution by
  members...............................  5,000,000             --   5,000,000
Unrealized gain on marketable
  securities............................         --         71,000      71,000
Non cash interest expense...............    483,191             --     483,191
Net loss................................ (4,652,712)            --  (4,652,712)
                                         ----------       --------  ----------
Balance, December 31, 1997..............  4,870,153         69,750   4,939,903
Unrealized gain on marketable
  securities............................         --        542,189     542,189
Non cash interest expense...............    238,479             --     238,479
Net loss................................ (6,643,864)            --  (6,643,864)
                                         ----------       --------  ----------
Balance, December 31, 1998.............. (1,535,232)       611,939    (923,293)
                                         ----------       --------  ----------
Grant of effective member interests to
  management, net of deferred
  compensation of $428,648..............     38,925             --      38,925
Capital contribution by new member .....  5,000,000             --   5,000,000
Unrealized loss on marketable
  securities............................         --       (213,277)   (213,277)
Non cash interest expense and loan
  guarantee fees........................    123,871             --     123,871
Net loss ............................... (3,850,103)            --  (3,850,103)
                                         ----------       --------  ----------
Balance, June 30, 1999 (unaudited)...... $ (222,539)      $398,662  $  176,123
                                         ==========       ========  ==========

     The accompanying notes are an integral part of these combined financial statements.

HealthExtras, LLC

Combined statements of cash flows

                              For the
                               period
                          October 23,
                        1996 (date of  For the year  For the year
                        inception) to         ended         ended     Six months ended
                         December 31,  December 31,  December 31,         June 30,
                                 1996          1997          1998         1998         1999
                                                                           (unaudited)
------------------------------------------------------------------------------------------------
Cash flows from
  operating activites:
Net loss..............     $ (960,326)  $(4,652,712)  $(6,643,864) $(5,315,005) $(3,850,103)
Non cash compensation
  expense.............             --            --            --           --       38,925
Change in deferred
  charges.............             --    (2,775,000)      230,700     (705,900)     587,273
Non cash interest
  expense.............             --       483,191       238,479      128,880      123,871
Changes in assets and
  liabilities:
 Trading securities,
   net................       (494,375)      494,375            --           --           --
 Prepaid expenses and
   other assets.......        (18,563)       (1,437)       20,000       20,000           --
 Accounts payable and
   accrued expenses...        150,860       201,635        73,901       95,997      195,856
 Due to related
   party..............             --            --            --      891,581    1,478,704
 Accrued benefit
   expense............             --            --       546,562    1,260,900      (16,705)
 Marketing expenses
   payable............             --     2,031,713    (1,015,713)          --   (1,006,000)
 Contribution
   payable............             --       190,909         9,091           --     (100,000)
 Deferred revenue.....             --            --       257,746       29,575    1,200,020
                           ----------   -----------   -----------  -----------  -----------
     Net cash used in
       operating
       activities.....     (1,322,404)   (4,027,326)   (6,283,098)  (3,593,972)  (1,348,159)
                           ----------   -----------   -----------  -----------  -----------
Cash flows from
  investing
  activities:
Deposits..............       (152,000)      152,000            --           --           --
Maturity (purchase) of
  certificate of
  deposit.............             --            --      (700,000)          --      700,000
Purchases of available
  for sale
  securities..........        (35,625)     (179,100)     (338,341)    (288,100)          --
Sales of available for
  sale securities.....             --        20,750            --           --           --
                           ----------   -----------   -----------  -----------  -----------
     Net cash provided
       by (used in)
       investing
       activities.....       (187,625)       (6,350)   (1,038,341)    (288,100)     700,000
                           ----------   -----------   -----------  -----------  -----------
Cash flows from
  financing
  activities:
Proceeds from line of
  credit..............             --            --     1,750,000           --      650,000
Capital
  contributions.......      5,000,000     5,000,000            --           --    5,000,000
Borrowings (repayment)
  from member, net....         36,250     5,158,461    (3,860,282)  (4,606,411)          --
                           ----------   -----------   -----------  -----------  -----------
     Net cash provided
       by (used in)
       financing
       activities.....      5,036,250    10,158,461    (2,110,282)  (4,606,411)   5,650,000
                           ----------   -----------   -----------  -----------  -----------
Net increase
  (decrease) in cash
  and cash
  equivalents.........      3,526,221     6,124,785    (9,431,721)  (8,488,483)   5,001,841
Cash and cash
  equivalents at the
  beginning of
  period..............             --     3,526,221     9,651,006    9,651,006      219,285
                           ----------   -----------   -----------  -----------  -----------
Cash and cash
  equivalents at the
  end of period.......     $3,526,221   $ 9,651,006   $   219,285  $ 1,162,523  $ 5,221,126
                           ==========   ===========   ===========  ===========  ===========
Supplemental
  disclosure:
Cash paid for
  interest............     $       --   $   131,515   $     3,248

     The accompanying notes are an integral part of these combined financial statements.

HealthExtras, LLC

Notes to combined financial statements

1. Organization

  The combined statements as of December 31, 1997 and 1998, and for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998 reflect the results of operations of HealthExtras, LLC (the "Company"), a Maryland limited liability company, and certain predecessor companies (the Predecessor Companies). The Predecessor Companies include: Sequel Newco, Inc., Sequel Newco Joint Venture (the Joint Venture), Health Extras, Partnership (HEP) and Sequel Newco, LLP (SN LLP). Through December 31, 1998, the Company was considered to be a development stage enterprise. The Company commenced business operations with its health benefits program on November 1, 1998; however, all operating revenues have been deferred and will be recognized in 1999 in order to coincide with the program member benefits.

  Sequel Newco, Inc. (Sequel), an Iowa Corporation, was originally incorporated on October 23, 1996 as PB Newco II, Inc. Sequel had an operating loss of $960,326 for the period October 23, 1996 (date of inception) to December 31, 1996, which is reflected in the combined statement of operations. The loss consisted primarily of consulting fees and travel expenses. Sequel's business, which consisted of developing and evaluating international and domestic healthcare management service opportunities, was contributed to the Joint Venture as of January 1, 1997.

  The Joint Venture was originally formed on December 1, 1996 and its business involved the development of provider software applications and the development of international healthcare management opportunities. Effective April 7, 1997, the Joint Venture was merged into a limited liability partnership, SN LLP. SN LLP continued the business of the Joint Venture, i.e., the development of provider software applications and the development of international healthcare management opportunities.

  HEP was originally formed on April 7, 1997 and its business involved the development of supplemental catastrophic health benefit programs. Effective August 1, 1998, SN LLP and HEP were merged into Health Extras LLC, a Maryland limited liability company, with HealthExtras, LLC being the surviving business entity.

  On May 27, 1999, HealthExtras, LLC, which was then a Maryland limited liability company, contributed substantially all of its assets to HealthExtras, LLC, a Delaware limited liability company, and Capital Z Healthcare Holding Corp. invested $5 million in that entity in exchange for a 20% ownership interest. Accordingly, the accompanying financial statements reflect the Company's operations as successor to HealthExtras, LLC, the Maryland limited liability company, and its predecessor companies.

2. Summary of significant accounting policies

Basis of presentation

  The combined financial statements include the accounts of the Company and the Predecessor Companies. The accounts of the Company and the Predecessor Companies have been combined since these entities are under the common control of two investors, who own 50% of each entity and who constituted all of the members of the Company through December 31, 1998.

Cash and cash equivalents
  Cash and cash equivalents consist of cash and investments in money market funds with original maturities of three months or less.

Marketable securities
  During 1996, 1997 and 1998, the Company purchased certain marketable securities. Management considers all of the common stock purchased of a certain related entity to be available for sale as defined by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Available for sale securities are reported at fair value, with net unrealized gains and losses reported in members' capital.

HealthExtras, LLC

Notes to Combined Financial Statements

  During 1996 and 1997, the Company engaged in the trading of marketable securities. Trading securities are reported at fair value, with net unrealized gains and losses reported in the statement of operations and comprehensive loss. Realized gains and losses on the sale of trading securities are determined using the specific identification method. For the period ended December 31, 1996, no realized gains or losses were recorded. For the year ended December 31, 1997, net realized gains of $732,977 were recorded. All trading securities were sold prior to December 31, 1997.

  The historical cost, gross unrealized holding gains and losses and fair value of marketable securities as of December 31, 1996, 1997, 1998, and as of June 30, 1999 are as follows:

                                                                  June 30, 1999
                                        1996      1997       1998   (unaudited)
-------------------------------------------------------------------------------
Available for sale
Historical cost.................... $ 35,625  $193,975 $  532,316      $532,316
Gross unrealized holding gains.....       --    69,750    611,939       398,662
Gross unrealized holding losses....   (1,250)       --         --            --
                                    --------  -------- ----------      --------
Fair value.........................   34,375   263,725  1,144,255       930,978
                                    --------  -------- ----------      --------
Trading
Historical cost....................  494,375        --         --            --
Gross unrealized holding gains.....       --        --         --            --
Gross unrealized holding losses....       --        --         --            --
                                    --------  -------- ----------      --------
Fair value.........................  494,375        --         --            --
                                    --------  -------- ----------      --------
Total marketable securities........ $528,750  $263,725 $1,144,255      $930,978
                                    ========  ======== ==========      ========

Concentration of credit risk
  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, and certificate of deposit. The Company maintains such amounts in bank accounts which, at times, may exceed federally insured amounts. The Company has not experienced any losses related to its cash, cash equivalents, or certificate of deposit and believes it is not exposed to any significant credit risk on cash, cash equivalents, or certificate of deposit.

Use of estimates
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Contributions
  Contributions made, including unconditional promises to give, are recognized as expenses in the period made or promised.

Start-up costs
  Start-up costs are expensed as incurred.

Income taxes
  No provision for federal or state income taxes has been made in the accompanying combined financial statements since the Company is treated as a partnership in which the profits and losses are reported on the members' tax returns.

  The Company's tax returns and the amounts of the Company's allocable profits and losses are subject to examination by federal and state authorities. If such examinations result in changes to the Company's profits or loss, the tax liability of the members would be changed accordingly.

Comprehensive income (loss)
  The Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" which became effective for reporting periods beginning after December 15, 1997. As of

HealthExtras, LLC

Notes to Combined Financial Statements

December 31, 1998, the Company has adopted SFAS No. 130. SFAS No. 130 requires additional reporting with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period.

Revenue and direct expense recognition

  The primary determinant of revenue recognition is monthly program enrollment. In general, revenue is recognized based on the number of members enrolled in each reporting period multiplied by the applicable monthly fee for their specific membership program. Direct expenses consist of the costs that are a direct function of a period of membership and a specific set of program features. The coverage obligations of our benefit suppliers and the related expense are determined monthly, as are the remaining direct expenses.

  Revenue from program benefits and related direct expenses (principally bank marketing and processing fees and the cost of the benefits provided to program members) is initially deferred for 90 days, the period during which a program member is generally entitled to obtain a refund. If a member requests a refund, HealthExtras retains any interest earned on funds held during the refunded membership period. Revenue and direct expenses attributable to the initial deferral are recognized in the subsequent month. After the initial deferral period, revenue is recognized as earned and direct expenses as incurred.

  HealthExtras' members always enroll for an annual period but may chose to pay either annually or in monthly installments. There is no interest charged under the monthly option but members who pay annually receive a reduced rate that reflects lower administrative, transaction and maintenance costs.

Marketing agreements

  The Company defers the amount of payments under marketing and similar agreements. Expense is recognized straight-line over the term of the agreements.

Segment reporting
  The Company operates in only one market segment as a provider of supplemental health and disability benefit programs to individuals. The Company has no major customers and operates only in the United States.

Interim financial statements
  The results of operations for the six months ended June 30, 1998 and 1999, are not necessarily indicative of the results to be expected for the full fiscal year. All information as of June 30, 1999, and for the six months ended June 30, 1998 and 1999 is unaudited but, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the combined financial position, results of operations and cash flows of the Company.

Pro forma information (unaudited)
  In connection with the formation of HealthExtras, Inc. (the Company) and its merger with HealthExtras, LLC, the operations of the Company will be subject to federal and state income taxes and it will recognize deferred taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires companies subject to income taxes to adjust their deferred tax assets and liabilities based on temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rules in effect in the year in which the differences are expected to reverse.

HealthExtras, LLC

Notes to Combined Financial Statements

  On a pro forma basis as of June 30, 1999, giving effect to the merger of HealthExtras, LLC and HealthExtras, Inc., deferred income taxes would be comprised of the following, computed at a combined effective rate of 39%:

Deferred tax assets (liabilities):
Accrued expenses...................................................... $ 42,482
Prepaid expenses...................................................... (136,943)
Deferred revenue......................................................  562,965
Unrealized holding gains on marketable securities.....................  (82,367)
Valuation allowance................................................... (386,137)
                                                                       --------
 Net deferred tax asset............................................... $     --
                                                                       ========

  Pro forma basic and diluted net loss per share and weighted average shares outstanding reflect the formation of HealthExtras, Inc. and merger with HealthExtras, LLC in exchange for Company common stock as if the merger was effective October 23, 1996.

  Pro forma weighted average basic net loss per share is computed based on the number of outstanding shares of common stock. Pro forma diluted net loss per share adjusts the pro forma basic shares weighted average for the potential dilution that could occur if stock options or warrants, if any, were exercised. Pro forma diluted net loss per share is the same as pro forma basic net loss per share because there were no dilutive securities outstanding at June 30, 1999.

3. Commitments

  During 1997, the Company entered into two marketing agreements each with an initial three year term whereby the Company committed to make $3,030,000 of non-refundable payments, payable in three equal installments, to certain individuals in exchange for their participation in various marketing campaigns. Under both marketing agreements, the Company has the option to extend and renew the agreements for an additional two-year period which would result in additional guaranteed minimum payments by the Company of approximately $2,034,000.

  Under the marketing agreements, the Company must pay $1.00 and $0.10, respectively, per program member that subscribes to the benefits promoted by the individuals. Such payments are for the initial three- year term of the marketing agreements and shall continue for a 10 year period thereafter.

  Additionally, during 1997, the Company pledged to contribute $300,000 to a charitable foundation payable in equal installments of $100,000 commencing on August 1, 1997. The contribution commitment was made to support education and research in the areas of paralysis and related rehabilitation efforts. The contribution was made independent of any direct or indirect obligation on the part of the recipient to further HealthExtras' business or program marketing. Through December 31, 1998, the Company paid $100,000 to the charitable foundation. As of December 31, 1998, the remaining amount of $200,000 is reflected as a liability in the balance sheet.

  During 1998, the Company entered into various agreements with participating companies in the amount of $1,260,900, whereby the Company has committed to provide minimum enrollment in its programs. The Company has historically maintained a prepaid expense balance with respect to benefit features of its programs. Direct expense is recognized based on the actual membership levels in each program. The deferred amount at the end of each quarter is adjusted to reflect advances, if any, made during the period, expenses recognized and remaining coverage periods and membership levels to which such advances can be applied. The Company has deferred expense recognition for $879,300 and $492,435 in minimum payments at December 31, 1998 and June 30, 1999, respectively, with respect to these minimum enrollment commitments in order to match related future revenue recognition. A liability of $546,562 is included in accrued benefit expense on the balance sheet as of December 31, 1998 for the unpaid amount.

HealthExtras, LLC

Notes to Combined Financial Statements

  During July 1998, the Company entered into an agreement for a mass marketing campaign requiring a minimum payment of $100,000 which is included in sales and marketing expense for the year ended December 31, 1998. A liability of $100,000 for such payment is included in accrued expenses on the balance sheet as of December 31, 1998.

  The Company intends to enter into three-year employment agreements with five of its executive officers. The annual base salaries under these agreements range from $120,000 to $210,000, and one executive will be entitled to a bonus equal to one percent of the Company's annual after-tax profits. The Company's minimum aggregate payments under these employment agreements are expected to be $837,000 annually.

4. Related party transactions

  For corporate business purposes, the Company utilizes the services of an aircraft owned by Southern Aircraft Leasing, which is owned by a member of the Company. For the period October 23, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, the Company paid $0, $105,703 and $97,638, respectively, for utilizing the services of the aircraft.

  The Company holds available for sale securities in a corporation for which a member of the Company is the Chairman of the Board and Co-Chief Executive Officer. Investments held were $34,375, $263,725, and $1,144,255 as of December 31, 1996, 1997 and 1998, respectively.

  A member of the Company agreed to lend the Company funds, in excess of his pro-rata share of capital contributions, in order to underwrite operating expenses. These loans amounted to $5,194,711 and $1,334,429 at December 31, 1997 and 1998, respectively. Interest has been imputed on the monthly outstanding balance of the loan at an annual rate of 10%. The imputed interest has been recorded as interest expense in the statement of operations and as members' capital. Imputed interest expense amounted to $476,346, $173,868, and $66,721 for the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999, respectively.

  Effective January 1, 1999, the Company entered into an agreement with United Payors & United Providers, Inc. (UP&UP), a corporation for which a member of the Company is Chairman of the Board and Co-Chief Executive Officer, whereby UP&UP provides administrative services for the Company and is reimbursed for the costs incurred. Prior to January 1, 1999, the Company had an unwritten arrangement with UP&UP to provide similar services. The amount paid by the Company for such services was $0, $76,661, and $866,385, respectively, for the period October 23, 1996 (date of inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998.

  From time to time the Company owes UP&UP for the costs of administrative services. Such amounts payable do not bear interest. Interest on amounts due UP&UP has been imputed at an annual rate of 10% and has been recorded as interest expense and members' capital. Such expense amounted to $6,845, $64,611, and $36,233 for the years ended December 31, 1997 and 1998, and six months ended June 30, 1999, respectively.

  The Company also signed a five-year royalty agreement effective January 1, 1999 relating to the Company's program members accessing the UP&UP provider network. In return for providing network access to UP&UP's national network of healthcare providers, the Company will pay UP&UP $1.00 per member per month for the initial year of membership, which amount escalates in stages for subsequent membership years to a maximum of $1.50 per member per month in the fourth year of continued membership and thereafter. However, the Company can terminate these payments by conveying $25 million in market value of the Company's common stock to UP&UP.

HealthExtras, LLC

Notes to Combined Financial Statements

5. Bank line of credit

  The Company entered into a credit facility with a bank totaling $2,000,000. The credit facility bears interest at the prime rate (7.75% as of December 31, 1998) and the facility extends to December 1999. This credit facility is collateralized by substantially all the Company's assets and has been guaranteed by UP&UP. As of December 31, 1998, the Company has borrowed $1,750,000 under this credit facility.

  Loan guarantee fees have been imputed based on the monthly amounts outstanding and the credit line at an annual rate of 2%. The imputed loan guarantee fees have been recorded as interest expense in the statement of operations and as members' capital. Such fees amounted to $0, and $20,917 for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

6. Subsequent events

  Subsequent to December 31, 1998, a member of the Company agreed to provide sufficient additional funding to enable the Company to continue in operation through December 2000.

  Subsequent to December 31, 1998, the Company increased their credit facility $1,000,000 to a total principal amount available under the credit facility of $3,000,000 due in February 2000.

7. Members capital (unaudited)

  In February 1999, the Company granted certain management employees effective member interests aggregating 1.87% (equivalent to 413,333 common shares, post reorganization) of the Company, after giving effect to an existing commitment to sell a 20% interest in the Company to a third party for $5,000,000 cash. Such grants vest over a four year period commencing March 1, 1999. The Company has recorded the estimated fair value of such interests of $467,573 ($1.13 per post reorganization common share) as members capital and deferred compensation expense. During the six months ended June 30, 1999, amortization of deferred compensation expensed amounted to $38,925. The remainder of the deferred compensation expense will be amortized over the vesting period for the interests.

                      [LOGO OF HEALTHEXTRAS APPEARS HERE]

                           www.healthextras.com

--------------------------------------------------------------------------------

------------

PROSPECTUS

------------

5,500,000 Shares


Common Stock

Warburg Dillon Read LLC

                PaineWebber Incorporated

                                     Prudential Vector Healthcare

                                     a unit of Prudential Securities
                                                            SG Cowen





    , 1999

--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee...................................  $ 28,000
NASD Filing Fee........................................    10,900
NASDAQ Stock Market National Listing Fee...............    95,000
Printing, engraving, postage and mailing...............   100,000
Legal fees and expenses................................   250,000
Accounting fees and expenses...........................   100,000
Transfer agent fees and expenses.......................     2,500
Blue Sky fees and expenses.............................    10,000
Miscellaneous..........................................     3,600
                                                         --------

 TOTAL.................................................  $600,000
                                                         ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the Delaware General Corporation Law, Articles 8 and 9 of the Registrant's Certificate of Incorporation provide, as follows, the Corporation shall, to the fullest extent permitted by Delaware law, as amended from time to time, indemnify its directors and officers:

EIGHTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article EIGHTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

NINTH:

     A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The registrant, HealthExtras, Inc., a Delaware corporation, was formed on July 12, 1999. HealthExtras has, to date, not issued any shares of its common stock.

     Pursuant to a commitment made in February 1999, on May 27, 1999, HealthExtras, which was then a Maryland limited liability company, contributed substantially all of its assets to HealthExtras, LLC, a Delaware limited liability company, and Capital Z Healthcare Holding Corp., invested $5 million in that entity in exchange for a 20% ownership interest. Capital Z Healthcare Holding Corp. serves only as a vehicle for its sole stockholder, Health Partners, to invest in HealthExtras and does not conduct any other operations. In addition, pursuant to a commitment made March 1, 1999 and affirmed by the May 27, 1999 transactions, HealthExtras, LLC granted compensatory effective member interests aggregating 1.87% to members of its management. These management interests vest over four year.

     In order to effect this offering, HealthExtras, Inc. has agreed in principal with HealthExtras, LLC and Capital Z Healthcare Holding Corp. to enter into a Reorganization Agreement pursuant to which, prior to the sale of the common stock in this offering, HealthExtras, LLC will merge into HealthExtras, Inc. and Capital Z Healthcare Holding Corp. will effect a merger, share exchange or similar transaction whereby its sole stockholder, Health Partners, will receive common stock in HealthExtras, Inc. representing the same proportionate ownership position which Capital Z Healthcare Holding Corp. has in HealthExtras, LLC. The distribution of these shares of common stock by HealthExtras, Inc. will be effected in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     See the Exhibit Index filed as a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, HealthExtras, Inc., the Registrant, has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 20th day of October 1999.


                                    HEALTHEXTRAS, INC.



                                    By: /s/ David T. Blair
                                        _________________________
                                        David T. Blair
                                        Chief Executive Officer



                               POWER OF ATTORNEY

     The undersigned sole director and officers of HealthExtras, Inc. do hereby constitute and appoint Thomas L. Blair, David T. Blair and Michael P. Donovan, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable HealthExtras, Inc. to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below and any and all amendments (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons on October 20, 1999 in the capacities indicated:


By:  /s/ Thomas L. Blair              Sole Director
     -------------------
     Thomas L. Blair


By:  /s/ David T. Blair               Chief Executive Officer
     ------------------
     David T. Blair


By:  /s/ Michael P. Donovan           Chief Financial Officer
     ----------------------           (Chief Accounting Officer)
     Michael P. Donovan

                                 EXHIBIT INDEX

     Exhibit
       No.                                                  Description
     -------         --------------------------------------------------------------------------------------------
      1.0            Form of Underwriting Agreement/(1)/
      2.1            Form of Reorganization Agreement by and among HealthExtras, Inc., HealthExtras, LLC, and
                     Capital Z Healthcare Holding Corp. (filed herewith)
      3.1(a)         Certificate of Incorporation of HealthExtras, Inc./(2)/
      3.1(b)         Form of Amended and Restated Certificate of Incorporation/(2)/
      3.2            Bylaws of HealthExtras, Inc./(2)/
      4.1            Specimen Stock Certificate of HealthExtras, Inc./(2)/
      4.2            Form of Stockholders' Agreement (filed herewith)
      5.1            Opinion of Muldoon, Murphy & Faucette LLP re: legality (filed herewith)
     10.1            Form of Employment Agreement between HealthExtras, Inc. and David T. Blair/(2)/
     10.2            Form of Employment Agreement between HealthExtras, Inc. and certain Executive Officers/(2)/
     10.3            Program Administrator's Agreement by and between HealthExtras LLC and Reliance National
                     Insurance Company  (filed herewith)
     10.4            Administrative Services Agreement by and between HealthExtras, LLC and United Payors &
                     United Providers, Inc./(2)/
     10.5            Agreement by and between United Payors & United Providers, Inc. and HealthExtras, LLC re:
                     network access/(2)/
     10.6            Agreement by and between Cambria Productions, Inc. f/s/o Christopher Reeve and HealthExtras,
                     Inc. (filed herewith)/(3)/
     10.7            Indemnification Agreement/(2)/
     10.8            Sublease Agreement by and between United Payors & United Providers, Inc. and
                     HealthExtras, LLC/(2)/
     10.9            Form of HealthExtras, Inc. 1999 Stock Option Plan  (filed herewith)
     10.10           Form of Registration Rights Agreement (filed herewith)
     23.1            Consent of Independent Accountants for HealthExtras, LLC (filed herewith)
     23.2            Consent of Independent Accountants for HealthExtras, Inc. (filed herewith)
     23.3            Consent of Muldoon, Murphy & Faucette LLP/(2)/
     24.0            Powers of Attorney (included on signature page)
     27.0            Financial Data Schedule/(2)/
     99.1            Consent of Julian A.L. Allen to serve as a Director of the Company/(2)/
     99.2            Consent of David T. Blair to serve as a Director of the Company/(2)/
     99.3            Consent of Thomas J. Graf to serve as a Director of the Company/(2)/
     99.4            Consent of Julia M. Lawler to serve as a Director of the Company/(2)/
     99.5            Consent of Karen M. Shaff to serve as a Director of the Company/(2)/
     99.6            Consent of Paul H. Warren to serve as a Director of the Company/(2)/

----------------------------------

 /(1)/ To be filed by amendment.
 /(2)/ Previously filed.
 /(3)/ Confidential treatment requested for portions of agreement pursuant to
       Section 406 of Regulation C, promulgated under the Securities Act of 1933, as amended.